GLENBROOK LIFE AND ANNUITY COMPANY
                           FLEXIBLE PREMIUM
              VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS

                          3100 SANDERS ROAD
                        NORTHBROOK, IL 60062
                      TELEPHONE (800) 755-5275
                            -----------

     This prospectus describes the Glenbrook Contour, a flexible premium variable universal life insurance contract (the "Contract") offered by Glenbrook Life and Annuity Company ("we" or "us" or the "Company") for prospective insured persons age 18-85. The Contract is designed to provide both life insurance protection and flexibility in connection with premium payments and death benefits. The Contract Owner may, subject to certain restrictions, vary the frequency and amount of the premium payments and increase or decrease the level of life insurance benefits payable under the Contract. This flexibility allows the Contract Owner to provide for changing insurance needs within the confines of a single insurance contract.

     The Company will not accept any premium which would cause the Contract not to qualify as a life insurance contract under the Internal Revenue Code (the "Code"). In addition, we will not initially accept any premium which would cause the Contract to become a modified endowment contract under the Internal Revenue Code. For the Company to accept a premium that would cause the Contract to become a modified endowment contract, we must first receive from the Contract Owner written acknowledgment of his or her understanding that, upon acceptance of the premium, the Contract will become a modified endowment contract. The Contract provides for a Death Benefit payable upon the Insured's death. The Proceeds payable to the beneficiary equal the Death Benefit less any Indebtedness and less any unpaid Monthly Deduction Amounts occurring during a Grace Period (if applicable). The Contract Owner may choose one of two Death Benefit options: (1) a level amount which generally equals the Specified Amount of the Contract; or (2) a variable amount which generally equals the Specified Amount plus the Account Value. While the Contract remains in force, the Death Benefit will not be less than the maximum of the current Specified Amount of the Contract or the Account Value multiplied by the Death Benefit Ratio. The minimum Specified Amount of the Contract is $50,000. The Contract is guaranteed to stay in force for the first three Contract Years regardless of the level of the cash surrender value as long as the Contract Owner pays a specified minimum premium (see page x). In addition, the Contract can be guaranteed to stay in force and provide a Guaranteed Minimum Death Benefit for a specified period through the payment of a Guarantee Period Premium (see page 13).

     There is no guaranteed minimum Account Value for the Contract. The Account Value of the Contract will vary up or down to reflect the investment experience of the Funds to which premiums have been allocated. The Contract Owner bears the investment risk for all amounts so allocated. The Account Value will also reflect the amount of premium payments, partial withdrawals, and charges imposed. The Contract continues in effect while the Cash Surrender Value is sufficient to pay the monthly charges under the Contract ("Monthly Deduction Amount").

     Premiums are allocated to the Glenbrook Life Variable Life Separate Account B (the "Variable Account"). The Variable Account will invest in shares of one or more managed investment companies (the "Funds") each of which will have multiple investment portfolios (the "Portfolios"). All of the Portfolios of the Funds which are described in this prospectus may not be available as underlying investments with your Contract. Presently, the Variable Account will invest in shares of the following Funds:

     -    AIM Variable  Insurance  Funds,  Inc.("AIM  Funds")

     -    American Century Variable  Portfolios (VP), Inc.,  ("American  Century
          Funds")

     -    Dreyfus   Variable   Investment  Fund  (VIF),   The  Dreyfus  Socially
          Responsible   Growth  Fund,   Inc.   and  Dreyfus   Stock  Index  Fund
          (collectively, the "Dreyfus Funds")

     - Fidelity Variable Insurance Products Fund (VIP) and Fidelity Variable Insurance Products Fund II (VIP II)(collectively, the "Fidelity Funds")

     -    MFS(R) Variable Insurance Trust ("MFS Fund")


     Under the Contracts, the AIM Fund will offer eight Portfolios: (1) AIM V.I. Capital Appreciation Fund (2) AIM V.I. Diversified Income Fund (3) AIM V.I. Global Utilities Fund (4) AIM V.I. Growth and Income Fund (5) AIM V.I. Growth Fund (6) AIM V.I. Government Securities Fund (7) AIM V.I. International Equity Fund and (8) AIM V.I. Value Fund. The American Century Funds will offer two
Portfolios: (1) American Century VP Balanced and (2) American Century VP International. The Dreyfus Funds will offer five Portfolios: (1) the VIF Growth and Income Portfolio (2) the VIF Money Market Portfolio (3) the Dreyfus Socially Responsible Growth Fund, Inc. (4) the VIF Small Company Stock Portfolio and (5) the Dreyfus Stock Index Fund. The Fidelity Funds will offer four Portfolios: (1) the VIP II Contrafund (2) the VIP Growth (3) the VIP High Income and (4) the VIP Equity-Income. The MFS Fund will offer two Portfolios: (1) the MFS Emerging Growth Series and (2) the MFS Limited Maturity Series.

     IT MAY NOT BE ADVANTAGEOUS TO PURCHASE VARIABLE LIFE INSURANCE AS A REPLACEMENT FOR YOUR CURRENT LIFE INSURANCE OR IF YOU ALREADY OWN A VARIABLE LIFE INSURANCE CONTRACT.

     THIS PROSPECTUS IS VALID ONLY IF ACCOMPANIED BY THE CURRENT PROSPECTUSES OF THE FUNDS, EACH OF WHICH CONTAINS A FULL DESCRIPTION OF THE APPLICABLE FUND AND ITS PORTFOLIOS. ALL PROSPECTUSES SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE CONTRACTS AND THE INVESTMENTS IN THE FUNDS ARE NOT DEPOSITS OF, OR GUARANTEED BY, ANY BANK. THE CONTRACTS AND THE INVESTMENTS IN THE FUNDS ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY. THE CONTRACTS ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPLE AMOUNT INVESTED.

     The Contracts may not be available in all states.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY MADE. NO DEALER OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.



                 THE DATE OF THIS PROSPECTUS IS JUNE 30, 1998.

                                TABLE OF CONTENTS



                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
   The Contract...........................................................   1
   The Variable Account and the Funds.....................................   1
   Premiums...............................................................   1
   Deductions and Charges.................................................   2
   Death Benefit..........................................................   2
   Account Value..........................................................   2
   Three Year Continuation Period.........................................   3
   Guarantee Period.......................................................   3
   Contract Loans.........................................................   3
   Lapse..................................................................   3
   Cancellation and Exchange Rights.......................................   3
   Tax Consequences.......................................................   3
   Personalized Illustrations.............................................   3
   State Exceptions.......................................................   4
   Fees and Expenses......................................................   4
   Contract Deductions and Charges........................................   4
   Fund Expenses..........................................................   5
SPECIAL TERMS.............................................................   5
THE COMPANY...............................................................   6
THE VARIABLE ACCOUNT......................................................   6
   General................................................................   6
   Funds..................................................................   7
THE CONTRACT..............................................................   9
   Application for a Contract.............................................   9
   Premiums...............................................................  10
   Allocation of Premiums.................................................  10
   Accumulation Unit Values...............................................  10
DEDUCTIONS AND CHARGES....................................................  11
   Monthly Deductions.....................................................  11
      Cost of Insurance Charge............................................  11
      Monthly Administrative Expense Charge...............................  12
   Other Deductions.......................................................  12
      Mortality and Expense Risk Charge...................................  12
      Taxes Charged Against the Variable Account..........................  12
      Charges Against the Funds...........................................  12
      Premium Expense Charge..............................................  12
      Surrender Charge....................................................  13
CONTRACT BENEFITS AND RIGHTS..............................................  13
   Death Benefit..........................................................  13
   Three Year Continuation Period.........................................  13
   Guarantee Period.......................................................  13
   Accelerated Death Benefit..............................................  13
   Other Benefits.........................................................  14
   Account Value..........................................................  14
   Transfer of Account Value..............................................  14
   Dollar Cost Averaging..................................................  15
   Automatic Rebalancing..................................................  15
   Contract Loans.........................................................  15
   Amount Payable on Surrender of the Contract............................  16
   Partial Withdrawals....................................................  16
   Maturity and Reinstatement.............................................  16
   Cancellation and Exchange Rights.......................................  17
   Suspension of Valuation, Payments and Transfers........................  17
THE FIXED ACCOUNT.........................................................  17
    Introduction..........................................................  17
    General Description...................................................  18
OTHER MATTERS.............................................................  18
   Voting Rights..........................................................  18
   Statements to Contract Owners..........................................  18
   Limit on Right to Contest..............................................  19
   Misstatement as to Age and Sex.........................................  19
   Payment Options........................................................  19
   Beneficiary............................................................  19
   Assignment.............................................................  19
   Dividends..............................................................  19
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY...........................  20
DISTRIBUTION OF THE CONTRACTS.............................................  21
SAFEKEEPING OF THE VARIABLE ACCOUNT'S ASSETS..............................  21
FEDERAL TAX CONSIDERATIONS................................................  21
   Introduction...........................................................  21
   Taxation of the Company  and the Variable Account......................  21
   Taxation of Contract Benefits..........................................  22
   Modified Endowment Contracts...........................................  22
   Diversification Requirements...........................................  23
   Ownership Treatment....................................................  23
   Policy Loan Interest...................................................  23
ADDITIONAL INFORMATION ABOUT THE COMPANY..................................  23
LEGAL PROCEEDINGS.........................................................  24
LEGAL MATTERS.............................................................  24
REGISTRATION STATEMENT....................................................  24
EXPERTS...................................................................  24
FINANCIAL INFORMATION.....................................................  24
YEAR 2000.................................................................  24
FINANCIAL STATEMENTS...................................................... F-1
APPENDIX A................................................................ A-1

                                SUMMARY

The following summary should be read in conjunction with the detailed information in this prospectus. You should refer to the heading "Special Terms" for the meaning of certain terms. Variations from the information appearing in this prospectus due to individual state requirements are described in supplements which are attached to this prospectus, or in endorsements to the Contract, as appropriate. Unless otherwise indicated, the description of the Contract contained in this prospectus assumes that the Contract is in force, that there is no indebtedness, and that current Federal tax laws apply.

THE CONTRACT

The Contracts are life insurance contracts with death benefits, cash values, and other traditional life insurance features. The Contracts are "variable." This means that unlike the fixed benefits of ordinary universal life insurance, the Account Value will increase or decrease based on the investment experience of the investment Portfolios of the Funds to which premiums have been allocated. Similarly, the Death Benefit may increase or decrease under some circumstances, but so long as the Contract remains in effect, the Death Benefit will be at least equal to the greater of the Specified Amount or the Account Value multiplied by the Death Benefit ratio under your Contract if no withdrawals are made. The Contracts are credited with units ("Accumulation Units") to calculate cash values. The Contract Owner may transfer the Account Value among the multiple sub-accounts ("Variable Sub-Accounts") of the Variable Account.

The Contracts are issued on a single life basis and provide a death benefit payable to the beneficiary if the insured dies while the Contract is In Force.


THE VARIABLE ACCOUNT AND THE FUNDS

The Variable Account is organized as a unit investment trust and registered as such with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"). The Variable Account meets the definition of a "separate account" under the federal securities laws. Under Illinois law, the assets of the Variable Account are held exclusively for the benefit of Contract Owners and persons entitled to payments under the Contracts. The assets of the Variable Account are not chargeable with liabilities arising out of any other business which the Company may conduct. The Variable Account consists of multiple sub-accounts (the "Variable Sub-Accounts"), each of which invests in a corresponding Portfolio of one of the Funds.

     Applicants should read the prospectuses for the Funds which accompany this prospectus in connection with the purchase of a Contract. The investment objectives of the portfolios are briefly summarized below under "Funds", page 7. Presently, the Variable Account invests in shares of the following Funds:



     -    AIM Variable Insurance Funds, Inc.;

     -    American Century Variable Portfolios (VP), Inc;

     -    Dreyfus   Variable   Investment  Fund  (VIF),   The  Dreyfus  Socially
          Responsible Growth Fund, Inc. and Dreyfus Stock Index Fund;

     - Fidelity Variable Insurance Products Fund (VIP) and Fidelity Variable Insurance Products Fund II (VIP II); and the

     -    MFS(R) Variable Insurance Trust.



     The assets of each Portfolio are accounted for separately from the other Portfolios and each has distinct investment objectives and policies which are briefly summarized under "Funds," Page 7 and described more fully in the accompanying prospectuses for the Funds. Not all of the Funds may be available for investment under your Contract.

PREMIUMS

The Contract requires the Contract Owner to pay an initial premium due by the Contract Date which must be paid in advance. The Contract Owner may make premium payments at any time and in any amount while the Contract is In Force, subject to certain conditions:

     - Premium payments may be made at any time and in any amount necessary to avoid termination of the Contract;

     - The Company will not accept any premium which would cause the Contract not to qualify as a life insurance contract under the Code, unless the Contract Owner submits a written request to increase the specified amount to an amount able to sustain the additional premium. The request to increase the specified amount will require evidence of insurability and approval by the Company;

     - The Company will not accept any premium which would cause the Contract to become a modified endowment contract (see "Federal Tax Considerations -- Modified Endowment Contracts", page 22) under the Code, unless the Contract Owner provides written acknowledgment of the Contract Owner's understanding that the Contract will become a modified endowment contract upon acceptance of the premium.


DEDUCTIONS AND CHARGES

On each  Monthly  Activity  Date,  the Company  will deduct a Monthly  Deduction
Amount from the Account Value. The Monthly Deduction Amount will be taken proportionately from the Variable Sub-Accounts and the Fixed Account to which you have allocated Account Value. The Monthly Deduction Amount includes a cost of insurance charge, monthly administrative expense charge, and the monthly charges for any additional benefits selected. The monthly cost of insurance charge is to cover the Company's anticipated mortality costs. In addition, the Company will deduct from the Account Value a monthly administrative charge (currently $20.00 for the first Contract Year and $7.50 per month thereafter). This charge compensates the Company for administrative expenses incurred in the administration of the Variable Account and the Contracts. The Company will also deduct from the Variable Account a daily charge equal to an annual rate of 0.60% for the mortality and expense risks the Company assumes in relation to the Contracts. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. See "Deductions and Charges -- Monthly Deductions," page 11, and "Contract Benefits and Rights -- Lapse and Reinstatement," page 16. When a partial withdrawal is made, a partial withdrawal fee will be deducted from the Account Value (currently, the lesser of $25 or 2% of the amount withdrawn).

A premium expense charge (currently 4%) will be deducted from each premium received prior to the allocation of the premium to the Variable Sub-accounts or the Fixed Account in accordance with your instructions. This charge compensates the Company for premium taxes imposed by various states and for federal taxes resulting from the application of Section 848 of the Code. Premium taxes vary by state and currently range from 0-3.5%. Because this charge does not vary, it may not correspond to the premium tax of your state.

Prospective owners of the Contract should review the prospectuses for the Funds which accompany this prospectus for a description of the charges and expenses borne by the Funds in connection with each Fund's respective operations.

A full surrender of the Contract will be subject to a surrender charge as set forth below:


                          Schedule of Surrender Charges


CONTRACT YEAR                                        SURRENDER CHARGE**
1-7 ..................................................      30%
8   ..................................................      27%
9   ..................................................      24%
10  ..................................................      20%
11  ..................................................      16%
12  ..................................................      12%
13  ..................................................      8%
14  ..................................................      4%
15  ..................................................      0%


** Surrender Charge as a Percentage of the lesser of the premium paid or the Target Premium.

The Surrender Charge is imposed to cover a portion of the sales expense incurred by the Company in distributing the Contracts. This expense includes agents' commissions, advertising and the printing of prospectuses. See "Deductions and Charges -- Other Deductions -- Surrender Charge," page 13.

For a discussion of the tax consequences of a full or a partial withdrawal, see "Federal Tax Considerations," page 21.


DEATH BENEFIT

If the Insured dies while the Contract is In Force, we will pay the Death Benefit (less any Indebtedness and certain unpaid Monthly Deduction Amounts) to the beneficiary. The Contract Owner may choose one of two Death Benefit options: a level amount which generally equals the Specified Amount of the Contract; or a variable amount which generally equals the Specified Amount plus the Account Value. As long as the Contract remains In Force, the Death Benefit under either option will be at least equal to the greater of the current Specified Amount of the Contract; or the Account Value multiplied by the applicable Death Benefit ratio set forth in the Contract. See "Contract Benefits and Rights -- Death Benefit," page 13.


ACCOUNT VALUE

The Account Value of the Contract will increase or decrease to reflect: (1) the investment experience of the Portfolios underlying the Variable Sub-accounts to which Account Value is allocated; and (2) deductions for the mortality and expense risk charge and the Monthly Deduction Amount. The Account Value also includes the value of the Fixed Account and the value of the Loan Account, if any. There is no minimum guaranteed Account Value. The Contract Owner therefore bears the entire risk of the investment in the Portfolios. See "Contract Benefits and Rights -- Account Value," page 14.

THREE YEAR CONTINUATION PERIOD

The Contract is guaranteed to stay In Force for the first three Contract Years if total premiums paid less the amount of any partial withdrawals and indebtedness equals or exceeds the Cumulative Minimum Premium. See "Contract Benefits and Rights -- Three Year Continuation Period," page 13.

GUARANTEE PERIOD

The Contract will not be terminated during the guarantee period even if the cash surrender value is zero as long as the amount of the cumulative premiums paid less partial withdrawals and Contract loans is less than the Cumulative Guarantee Period Premium. The Contract Owner can select one of three options for the Guarantee Period: (1) no guarantee period; (2) the maximum of 10 years or the Insured's attained age 65; or (3) a lifetime Guarantee Period. See "Contract Benefits and Rights -- Guarantee Period," page 13.


CONTRACT LOANS

A Contract Owner may obtain a cash loan from the Company. Loans are secured by the Contract. The maximum amount available for such loans is 90% of the Contract's Cash Value, less 100% of any loans existing on the date of the loan request.


LAPSE

Under certain circumstances a Contract may terminate if the Cash Surrender Value on any Monthly Activity Date is less than the required Monthly Deduction Amount. The Company will give written notice to the Contract Owner and a 61 day grace period during which additional amounts may be paid to continue the Contract and avoid lapse of the Contract. See "Contract Benefits and Rights -- Contract Loans," page 15 and "Lapse and Reinstatement," page 16.


CANCELLATION AND EXCHANGE RIGHTS

A Contract Owner has a limited right to return the Contract for cancellation. This right to return exists during the free-look period. The free-look period is a number of days following delivery of the Contract to the Contract Owner (which varies by state) as specified in your Contract. Within the free-look period, the Contract Owner may return the Contract for cancellation, by mail or hand delivery to the Company or to the agent who sold the Contract. If the Contract is returned within the free-look period, the Company will return to the Contract Owner within 7 days thereafter the premiums paid for the Contract adjusted to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation. Certain states may require a return of premium without such adjustments. In those states where the Company is required to return the premiums paid upon a free-look of the Contract, and where the procedure has been approved by the appropriate state, the Company reserves the right to allocate all premium payments made prior to the expiration of the free-look period to the Dreyfus VIF Money Market Portfolio.

Once the Contract is in effect, it may be exchanged during the first 24 months after issuance for a contract on the life of the Insured without requiring proof of insurability. The new contract value will not vary with the investment experience of the Variable Account. See "Contract Benefits and Rights -Cancellation and Exchange Rights," page 17.


TAX CONSEQUENCES

The current federal tax law generally excludes all death benefit payments from the gross income of the Contract beneficiary. Some of these Contracts may be classified as modified endowment contracts. This status does not affect the Contracts' classification as life insurance, nor does it affect the exclusion of death benefit payments from gross income. However, loans, distributions or other amounts received under a modified endowment contract may be subject to a 10% tax penalty and are taxed to the extent of accumulated earnings in the Contract (generally, the excess of Account Value over premiums paid). See "Federal Tax Considerations," page 21.

PERSONALIZED ILLUSTRATIONS

The Company will furnish, upon request and at no charge, a personalized illustration reflecting the proposed Insured's age, sex, and underwriting classification. Where applicable, the Company will also furnish upon request an illustration for a Contract that is not affected by the sex of the Insured. Personalized illustrations provided by the Company upon request will be based, as appropriate, on the methodology and format of the hypothetical illustrations that the Company has included in its registration statement for the Contracts. See "Registration Statement," page 24, for further information.

STATE EXCEPTIONS

Where required by state law, certain features of your Contract may differ in certain respects from those described above. For example, certain states may require that the Accelerated Death Benefit be available on or after the Issue Date of the Contract while in other states the Accelerated Death Benefit is not available unless the illness occurred at least 30 days after the Issue Date of the Contract. Please refer to your Contract for specific information regarding the benefits available to you.

FEES AND EXPENSES

The following tables are designed to help you understand the various fees and expenses that you will bear, directly or indirectly, as a Contract Owner. The first table describes the Contract charges and deductions you will directly bear under the Contracts. The second table describes the fees and expenses of the Funds that you will bear indirectly when you purchase a Contract(s). For further information, see "Deductions and Charges," page 11.

                        CONTRACT DEDUCTIONS AND CHARGES

Account Value Charges:

Cost of Insurance Charge(1)

                              Current    - Current COI  charges  range from
                                           $.0368 per $1,000 of net amount
                                           at risk to $83.33 per $1,000 of
                                           net amount at risk. The current
                                           COI charge will depend on the
                                           issue age, sex, rating class,
                                           face amount, and duration of the
                                           policy.

                              Guaranteed - Guaranteed  COI charges  range from
                                           $.08 per $1,000 of net amount at risk
                                           to $83.33 per $1,000 of net amount at
                                           risk.  The guaranteed COI charge will
                                           depend  on  attained  age,  sex,  and
                                           rating class.

Administrative Expense Charge - $20 per month in the first year
                                $7.50 per month in the second and later years

Premium Expense Charge -      4% of all premium(s) paid(2)

Annual Separate Account Charges (deducted daily and shown as a percentage of average net assets):

  Mortality and Expense
   Risk Charge -              0.60%

  Federal Income Tax Charge - Currently none(3)

Transfer Charges -            $10(4)

Partial Withdrawal Charges -  Minimum of $25 or 2% of the amount withdrawn

Maximum Surrender Charge -    $60 per $1000 of face amount (5)


(1) The cost of insurance charge is shown as a range of monthly costs per thousand dollars of net amount at risk. The net amount at risk is the difference between the Death Benefit and the Account Value. See "Deductions and Charges -- Monthly Deductions -- Cost of Insurance Charge," page 11. The current cost of insurance charge under the Contracts will never exceed the guaranteed cost of insurance shown in your Contract.

(2) The premium expense charge is deducted from each premium paid prior to allocation of the premium to the Variable Subaccounts and/or the Fixed Account in accordance with your allocation instructions.

(3) The Company does not currently assess a charge for federal income taxes that may be attributable to the operations of the Variable Account, though it reserves the right to do so in the future. See "Deductions and Charges Monthly Deductions - Taxes Charged Against the Variable Account," page 12.

(4) No charges will be imposed on the first 12 transfers in any Contract Year. The Company reserves the right to assess a $10 charge for each transfer in excess of 12 in any Contract Year, excluding transfers due to dollar cost averaging or automatic portfolio rebalancing.

(5) The maximum surrender charge will be 30% of paid premium(s) up to the first Target Premium. Your Target Premium is shown on your Contract Data Page. The amount of Target Premium will vary based on the issue age and rating class. For the maximum surrender charge shown in the table above, the following assumptions were made: male Contract owner; tobacco user; age 85 at issue, hypothetical $200 Target Premium (200 x .30 = $60).

                                  FUND EXPENSES
                      (AS A PERCENTAGE OF PORTFOLIO ASSETS)



                                                                      TOTAL FUND
                                         MANAGEMENT      OTHER          ANNUAL
PORTFOLIO                                   FEES        EXPENSES       EXPENSES
---------                                ----------     --------      ----------

AIM V.I. Capital Appreciation Fund(1)       0.63%         0.05%          0.68%
AIM V.I. Diversified Income Fund(1)         0.60%         0.20%          0.80%
AIM V.I. Global Utilities Fund(1)           0.65%         0.63%          1.28%
AIM V.I. Government Securities Fund(1)      0.50%         0.37%          0.87%
AIM V.I. Growth Fund(1)                     0.65%         0.08%          0.73%
AIM V.I. Growth and Income Fund(1)          0.63%         0.06%          0.69%
AIM V.I. International Equity Fund(1)       0.75%         0.18%          0.93%
AIM V.I. Value Fund(1)                      0.62%         0.08%          0.70%
American Century VP Balanced                1.00%         0.00%          1.00%
American Century VP International           1.50%         0.00%          1.50%
VIP II Contrafund(2)                        0.60%         0.11%          0.71%
VIP Equity-Income(2)                        0.50%         0.08%          0.58%
VIP Growth(2)                               0.60%         0.09%          0.69%
VIP High Income(2)                          0.59%         0.12%          0.71%
Dreyfus Socially Responsible Growth         0.75%         0.07%          0.82%
Dreyfus Stock Index                         0.25%         0.03%          0.28%
VIF Growth and Income                       0.75%         0.05%          0.80%
VIF Money Market                            0.50%         0.11%          0.61%
VIF Small Company Stock                     0.75%         0.37%          1.12%
MFS Emerging Growth Series                  0.75%         0.12%          0.87%
MFS Limited Maturity Series(3)              0.55%         0.45%          1.00%


(1)AIM Advisors, Inc., ("AIM") may from time to time voluntarily waive or reduce its respective fees. Effective May 1, 1998, the Funds reimburse AIM in an amount up to 0.25% of the average net asset value of each Portfolio, for expenses incurred in providing, or assuring that participating insurance companies provide, certain administrative services. Currently, this only applies to the average net asset value of each Portfolio in excess of the net asset value of each Portfolio as calculated on April 30, 1998.

(2)A portion of the brokerage commissions that certain funds pay was used to reduce the fund expenses. In addition, certain funds have entered into arrangements with their custodian whereby credits realized as a result of uninvested cash balances were used to reduce custodian expenses. Without these reductions, the total operating expenses presented in the table would have been:
 .78% for the VIP II Contrafund Portfolio; .65% for the VIP Equity-Income Portfolio; .77% for the VIP Growth Portfolio; and .80% for the VIP High Income Portfolio.

(3)The advisor to the MFS Limited Maturity Series has agreed to bear expenses for the Portfolio, subject to reimbursement by the Portfolio, such that the Portfolio's "Other Expenses" shall not exceed 0.45% of its average daily net assets. Otherwise, "Other Expenses" and "Total Fund Annual Expenses" for the Limited Maturity Portfolio would be 5.65% and 6.20% respectively.

                           SPECIAL TERMS

As used in this Prospectus, the following terms have the indicated meanings:

     Account Value: The aggregate value under a Contract of the Variable Sub-Accounts, the Fixed Account and the Loan Account.

     Accumulation Unit: An accounting unit of measure used to calculate the value of a Variable Sub-Account.

     Age: The Insured's age at the Insured's last birthday. Cash Value: The Account Value less any applicable surrender charges. Cash Surrender Value: The Cash Value less all Indebtedness, if applicable.

     Contract: The Glenbrook Life and Annuity Company Flexible Premium Variable Universal Life Insurance Contract described in this prospectus and known as the Glenbrook Contour. In some states, the Contracts may be issued in the form of a group Contract. In those states, certificates will be issued evidencing a purchaser's rights under the group Contract. Certificates are issued under group Contracts issued to the Financial Services Group Insurance Trust, an Illinois Trust. The terms "Contract" and "Contract Owner," as used in this prospectus, refer to and include such a certificate and certificate owner, respectively.

     Contract Anniversary: The same day and month as the Contract Date for each subsequent year the Contract remains in force.

     Contract Date: The date on or as of which coverage under a Contract becomes effective and the date from which Contract Anniversaries, Contract Years and Contract months are determined.

     Contract Owner: The person having rights to benefits under the Contract during the lifetime of the Insured. The Contract Owner may or may not be the Insured.

     Contract Years: Annual periods computed from the Contract Date.

     Cumulative Minimum Premium: An amount calculated by dividing the guarantee period premium shown on page 3 of your Contract by 12, and multiplying the result by the number of Contract months since issue. See your Contract for further information.

     Death Benefit: The greater of the Death Benefit option under the Contract or the Account Value on the date of death multiplied by the death benefit ratio as specified in the Contract.

     Fixed Account: The portion of the Account Value invested in the general account of the company.

     Funds: The registered management investment companies in which assets of the Variable Account may be invested.

     Indebtedness:  All Contract  loans,  if any, and accrued loan interest.

     In Force: A term used to describe when the Insured's life is covered under the terms of the Contract.

     Initial Death Benefit: The Initial Death Benefit under a Contract is shown on the Contract Data page. The Contract Owner may choose one of two Death Benefit options: a level amount which generally equals the Specified Amount of the Contract; or, a variable amount which generally equals the Specified Amount plus the Account Value.

     Insured: The person whose life is insured under a Contract.

     Loan Account: An account in the Company's General Account, established for any amounts transferred from the Variable Sub-Accounts or Fixed Account for requested loans. The Loan Account credits a fixed rate of interest that is not based on the investment experience of the Variable Account.

     Monthly Activity Date: The day of each month on which the Monthly Deduction Amount is deducted from the Account Value of the Contract. Monthly Activity Dates occur on the same day of the month as the Contract Date. If there is no date equal to the Monthly Activity Date in a particular month, the Monthly Activity Date will be the last day of that month.

     Monthly Deduction Amount: A deduction on each Monthly Activity Date for the cost of insurance charge, and an administrative expense charge.

     Specified Amount: The minimum death benefit under a Contract, equal to the Initial Death Benefit on the Contract Date. Thereafter it may change in accordance with the terms of the partial withdrawal and the subsequent premium provisions of the Contract.

     Target Premium: The premium which determines the amount of any surrender charges applied to the Contract.

     Valuation Day: Every day the New York Stock Exchange is open for trading. The value of the Variable Account is determined at the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on such days.

     Valuation Period: The period between the close of regular trading on the New York Stock Exchange on successive Valuation Days.

     Variable Account: Glenbrook Life Variable Life Separate Account B, an account established by the Company to separate the assets funding the Contracts from other assets of the Company.

     Variable Sub-Accounts: The subaccounts of the Variable Account used to allocate a Contract Owner's Account Value, less Indebtedness, among the Portfolios of the Funds.

                              THE COMPANY

The Company is the issuer of the Contract. The Company is a stock life insurance company organized under the laws of Illinois in 1992. The Company was originally organized under the laws of the State of Indiana in 1965. From 1965 to 1983, the Company was known as "United Standard Life Assurance Company" and from 1983 to 1992, the Company was known as "William Penn Life Assurance Company of America." The Company is licensed to operate in the District of Columbia, Puerto Rico, and all states except New York. The Company intends to market the Contract in those jurisdictions in which it is licensed to operate. The Company's home office is located at 3100 Sanders Road, Northbrook, Illinois 60062.

The Company is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("Allstate"), a stock property-liability insurance company incorporated under the laws of Illinois. All of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("the Corporation").


                              THE VARIABLE ACCOUNT

GENERAL

Glenbrook Life Variable Life Separate Account B is a separate account of the Company established on May 1, 1997 pursuant to the insurance laws of Illinois. The Variable Account is organized as a unit investment trust and registered as such with the Securities and Exchange Commission under the 1940 Act. The Variable Account meets the definition of "separate account" under federal securities law. Under Illinois law, the assets of the Variable Account are held exclusively for the benefit of Contract Owners and persons entitled to payments under the Contracts. The assets of the Variable Account are not chargeable with liabilities arising out of any other business which the Company may conduct.

                                   THE FUNDS

The Variable Account will invest in shares of one or more Funds. The Funds are registered with the Securities and Exchange Commission as open-end, series, management investment companies. Registration of the Funds does not involve supervision of the Funds' management, investment practices or policies by the
Securities and Exchange Commission. The Funds' Portfolios are designed to provide investment vehicles for variable insurance contracts of various insurance companies, in addition to the Variable Account. The Funds currently available for investment by the Variable Account are listed below. All of the Portfolios listed may not be available under your Contract. Check with your representative for further information.

I. AIM FUNDS

     - AIM V.I. Capital Appreciation Fund -- is a diversified portfolio which seeks to provide capital appreciation through investments in common stocks, with emphasis on medium-sized and smaller emerging growth companies.

     - AIM V.I. Diversified Income Fund -- is a diversified portfolio which seeks to achieve a high level of current income primarily by investing in a diversified portfolio of foreign and U.S. government and corporate debt securities, including lower rated high yield debt securities (commonly known as "junk bonds"). The risks of investing in junk bonds are described in the accompanying prospectus for the AIM Funds, which should be read carefully before investing.

     - AIM V.I. Global Utilities Fund -- is a non-diversified portfolio which seeks to achieve a high level of current income and, as a secondary objective, to achieve capital appreciation, by investing primarily in common and preferred stocks of public utility companies (either domestic or foreign).

     - AIM V.I. Government Securities Fund -- is a diversified portfolio which seeks to achieve a high level of current income consistent with reasonable concern for safety of principal by investing in debt securities issued, guaranteed or otherwise backed by the U.S. Government.

     - AIM V.I. Growth Fund -- is a diversified portfolio which seeks to provide growth of capital through investments primarily in common stocks of leading U.S. companies considered by the advisor to the Portfolio to have strong earnings momentum.

     - AIM V.I. Growth and Income Fund -- is a diversified portfolio which seeks to provide growth of capital, with current income as a secondary objective by investing primarily in dividend paying common stocks which have prospects for both growth of capital and dividend income.

     - AIM V.I. International Equity Fund -- is a diversified portfolio which seeks to provide long-term growth of capital by investing in international equity securities, the issuers of which are considered by the advisor to the Portfolio to have strong earnings momentum.

     - AIM V.I. Value Fund -- is a diversified portfolio which seeks to achieve long-term growth of capital by investing primarily in equity securities judged by the advisor to the Portfolio to be undervalued relative to the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity markets generally. Income is a secondary objective.

AIM Advisors, Inc. serves as the investment advisor to the AIM Fund. AIM was organized in 1976 and, together with its domestic subsidiaries, manages or advises over 50 investment company portfolios (including the Portfolios listed above) encompassing a broad range of investment objectives. AIM is a wholly owned subsidiary of A I M Management Group, Inc. Its principal place of business is 11 Greenway Plaza, Suite 1919, Houston, Texas 77046-1173.

II.  AMERICAN CENTURY FUNDS


     - American Century VP Balanced -- the investment objective of American Century VP Balanced is capital growth and current income. It will seek to achieve its investment objective by maintaining approximately 60% of the assets of American Century VP Balanced in common stocks that are considered by management to have better-than-average prospects for appreciation and the remaining assets are maintained in bonds and other fixed income securities.

     - American Century VP International -- the investment objective of American Century VP International is capital growth. It will seek to achieve its investment objective by investing primarily in an internationally diversified portfolio of common stocks that are considered by management to have prospects for appreciation. The Portfolio will invest primarily in securities of issuers located in developed markets.

American Century Investment Management, Inc. serves as the investment manager of American Century Variable Portfolios, Inc. Its principal place of business is American Century Tower, 4500 Main Street, Kansas City, Missouri 64111.


III.  DREYFUS FUNDS

     -    VIF Growth and Income Portfolio -- seeks to provide  long-term capital
          growth,   current  income  and  growth  of  income,   consistent  with
          reasonable investment risk.

     - VIF Money Market Portfolio -- seeks to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity.

     - The Dreyfus Socially Responsible Growth Fund, Inc. -- seeks to provide capital growth. Current income is a secondary goal. Invests principally in common stocks, or securities convertible into common stock, of companies which, in the opinion of the fund's management, not only meet traditional investment standards, but also show evidence that they conduct their business in a manner that contributes to the enhancement of the quality of life in America.

     - VIF Small Company Stock Portfolio -- seeks to provide investment results that are greater than the total return performance of publicly-traded common stocks in the aggregate, as represented by the Russell 2500(TM) Index. Invests primarily in a portfolio of equity securities of small-to medium-sized domestic issuers, while attempting to maintain volatility and diversification similar to that of the Russell 2500(TM) Index.

     - Dreyfus Stock Index Fund -- seeks to provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index.

An investment in the Dreyfus VIF Money Market Portfolio is neither insured nor guaranteed by the U.S. Government. There can be no assurance that the Dreyfus VIF Money Market Portfolio will be able to maintain a stable net asset value of $1.00 per share.

The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166, was formed in 1947 and serves as the investment manager to the Dreyfus funds listed in this prospectus. The Dreyfus Corporation is a wholly owned subsidiary of Mellon Bank, N.A., which is a wholly owned subsidiary of Mellon Bank Corporation. NCM Capital Management Group, Inc., 105 West Main Street, Durham, North Carolina 27701, serves as sub-investment adviser to The Dreyfus Socially Responsible Growth Fund, Inc. Mellon Equity Associates, an affiliate of Dreyfus, located at 500 Grant Street, Pittsburgh, PA 15258, serves as the index fund manager to Dreyfus Stock Index Fund.

IV.  FIDELITY FUNDS

     - VIP II Contrafund -- seeks capital appreciation by investing in securities of companies whose value Fidelity Management & Research Company ("FMR"), the investment advisor to the Portfolio, believes is not fully recognized by the public.

     - VIP Growth -- seeks capital appreciation by investing primarily in common stocks. The Portfolio may also pursue capital appreciation through the purchase of bonds and preferred stocks.

     - VIP High Income -- seeks high current income by investing primarily in all types of income-producing debt securities, preferred stocks, and convertible securities.

     - VIP Equity-Income -- seeks reasonable income by investing primarily in income-producing equity securities. When choosing the Portfolio's investments, Fidelity Management & Research Company, the investment advisor to the Portfolio, also considers the potential for capital appreciation. The Portfolio seeks to achieve a yield that exceeds the yield on the securities comprising that of the Standard & Poor's 500.

Fidelity   Management  &  Research  Company,   82  Devonshire  Street,   Boston,
Massachusetts, is the investment manager of the Fidelity funds listed in this prospectus.

V.  MFS FUND

     - MFS Emerging Growth Series -- seeks to provide long-term growth of capital. Dividend and interest income from portfolio securities, if any, is incidental to the Portfolio's investment objective of long-term growth of capital.

     - MFS Limited Maturity Series -- the primary investment objective is to provide as high a level of current income as is believed to be consistent with prudent investment risk. The Portfolio's secondary objective is to protect shareholders' capital.

Massachusetts Financial Services ("MFS") manages each series pursuant to an Investment Advisory Agreement with the MFS Fund on behalf of each Portfolio. MFS provides each Portfolio with overall investment advisory and administrative services, as well as general office facilities. Its principal place of business is 500 Boylston Street, Boston, Massachusetts 02116.

Shares of the Funds are not deposits or obligations of, or guaranteed or endorsed by, any bank and the shares are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency. All dividends and capital gains distributions from the Portfolios are automatically reinvested in shares of the distributing Portfolio at their net asset value.

The assets of each Portfolio are held separate from the assets of the other Portfolios, and each Portfolio has its own distinct investment objective and policies. Each Portfolio operates as a separate investment fund, and the income, gains, and losses of one Portfolio generally have no effect on the investment performance of any other Portfolio.

There is no assurance that the Portfolios will attain their respective stated objectives. Additional information concerning the investment objectives and policies of the Portfolios can be found in the current prospectuses for the Funds which accompany this prospectus. You will also find more complete information about the risks associated with each Portfolio in the accompanying prospectuses. You should read the prospectuses for the Funds in conjunction with this prospectus.

THE FUND PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE CONCERNING THE ALLOCATION OF PURCHASE PAYMENTS TO A PARTICULAR VARIABLE SUB-ACCOUNT.

It is conceivable that in the future it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts to invest in a Fund simultaneously. Although neither the Company nor any such Fund currently foresees any such disadvantages either to variable life insurance or variable annuity contract owners, each Fund's Board of Directors intends to monitor events in order to identify any material conflicts between variable life and variable annuity contract owners and to determine what action, if any, should be taken in response thereto. If the Board of Directors were to conclude that separate funds should be established for variable life and variable annuity separate accounts, the Company would bear the attendant expenses.

All investment income of and other distributions to each Variable Sub-Account arising from the corresponding Portfolio are reinvested in shares of that Portfolio at net asset value. The income and realized and unrealized gains or losses on the assets of each Variable Sub-Account are separate and are credited to or charged against the particular Variable Sub-Account without regard to income, gains or losses from any other Variable Sub-Account or from any other business of the Company. The Company will purchase shares in the Funds in connection with premiums allocated to the corresponding Variable Sub-Account in accordance with Contract Owners' directions and will redeem shares in the Funds to meet Contract obligations or to make adjustments in reserves. The Funds are required to redeem Fund shares at net asset value and to make payment within seven days.

The Company reserves the right, subject to compliance with the law as then in effect, to make additions to, deletions from, or substitutions for the Fund shares underlying the Variable Sub-Accounts. If shares of any of the Funds should no longer be available for investment, or if, in the judgment of the Company's management, further investment in shares of any Portfolio of any Fund should become inappropriate in view of the purposes of the Contracts, the Company may substitute shares of another Portfolio for shares already purchased, or to be purchased in the future, under the Contracts. No substitution of securities will take place without notice to Contract Owners and without prior approval of the Securities and Exchange Commission to the extent required by the 1940 Act. The Company reserves the right to establish additional Variable Sub-accounts, each of which would invest in shares of another Portfolio. Subject to Contract Owner approval, the Company also reserves the right to end the registration under the 1940 Act of the Variable Account or any other separate accounts of which it is the depositor or to operate the Variable Account as a management company under the 1940 Act.

Each Portfolio is subject to certain investment restrictions and policies which may not be changed without the approval of a majority of the shareholders of the Portfolio. See the accompanying prospectuses of the Funds for further information.


                                  THE CONTRACT

APPLICATION FOR A CONTRACT

Individuals wishing to purchase a Contract must submit an application to the Company. A Contract will be issued only on the lives of Insureds age 18-85 who supply evidence of insurability satisfactory to the Company. Acceptance is subject to the Company's underwriting rules and the Company reserves the right to reject an application for any reason. If a Contract is not issued, the premium will be returned to you. No change in the terms or conditions of a Contract will be made without the consent of the Contract Owner except where necessary to comply with tax laws or maintain the status of the Contract under then applicable law.

Once the Company has received the initial premium and underwriting has been approved, the Contract will be issued on the date the Company has received the final requirement for issue. In the case of simplified underwriting, the Contract will be issued or coverage denied within 3 business days of receipt of premium. The Insured will be covered under the Contract, however, as of the Contract Date. Since the Contract Date will generally be the date the Company receives the initial premium, coverage under a Contract may begin before it is actually issued. In addition to determining when coverage begins, the Contract Date determines Monthly Activity Dates, Contract months, and Contract Years. Under current underwriting rules, a proposed Insured is eligible for simplified underwriting without a medical examination if his or her application responses, initial death benefit, and issue age meet simplified underwriting standards. Customary underwriting standards will apply to all other proposed Insureds.

If the initial premium payment is over the limits established from time to time by the Company (currently $2,000,000), the initial payment will not be accepted with the application. In other cases where we receive the initial payment with the application, we will provide fixed conditional insurance during underwriting according to the terms of a conditional receipt. The fixed conditional insurance will be the amount applied for, up to a maximum that varies by age.

PREMIUMS

The Contract requires the Contract Owner to pay an initial premium by the Contract Date. Additional premium payments may be made at any time, and in any amount necessary to avoid termination of the Contract, subject to the following conditions:

     - The Company will not accept any premium which would cause the Contract not to qualify as a life insurance contract under the Code. If this occurs, for us to accept this premium, we must receive a written request from you to increase the specified amount to an amount able to sustain the additional premium. The request to increase the specified amount will require evidence of insurability and approval by the Company.

     - The Company will not accept any premium which would cause the Contract to become a modified endowment contract (see , page ) under the Code. For the Company to accept this premium, the Company must first receive from the Contract Owner written acknowledgment of the Contract Owner's understanding that the Contract will become a modified endowment contract upon acceptance of the premium payment.

Unless you request otherwise in writing, any additional premium payment received while a Contract loan exists will be applied first, as a repayment of Indebtedness, and second, as an additional premium payment.

ALLOCATION OF PREMIUMS

Upon completion of underwriting, the Company will either issue a Contract, or deny coverage and return all premiums. If a Contract is issued, the initial premium payment less the premium expense charge, plus an amount equal to the interest that would have been earned had the initial premium been allocated to the Money Market Sub-account since the date of receipt of the premium, will be allocated on the date the Contract is issued. The allocation will be according to the initial premium allocation instructions specified on your application. In the future, the Company may allocate the initial premium to the Fixed Account during the free look period in those states where state law requires premiums to be returned upon exercise of the free-look right.


ACCUMULATION UNIT VALUES

The Accumulation Unit Value for each Variable Sub-Account will vary to reflect the investment experience of the corresponding Portfolio and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Variable Sub-Account on the preceding Valuation Day by a "Net Investment Factor" for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each Variable Sub-Account is determined by first dividing (A) the net asset value per share of the corresponding Portfolio at the end of the current Valuation Period (plus the per share dividends or capital gains distributions by that Portfolio if the ex-dividend date occurs in the Valuation Period then ended), by (B) the net asset value per share of the corresponding Portfolio at the end of the immediately preceding Valuation Period; and then subtracting from the result an amount equal to the daily deductions for mortality and expense risk charges imposed during the Valuation Period. Applicants should refer to the prospectuses for the Funds which accompany this Prospectus for a description of how the assets of each Fund are valued since the determination has a direct bearing on the Accumulation Unit Value of the corresponding Sub-Account, and, therefore the Account Value of a Contract. See "Contract Benefits and Rights -- Account Value," page 14.

All valuations in connection with a Contract, e.g., with respect to determining Account Value and Cash Surrender Value and in connection with Contract loans, or calculation of Death Benefits, or with respect to determining the number of Accumulation Units to be credited to a Contract with each premium, other than the initial premium and additional premiums requiring underwriting, will be made on the date the request or payment is received in good order by the Company at its Home Office if such date is a Valuation Day; otherwise such determination will be made on the next succeeding date which is a Valuation Day.

Specialized Uses of the Contract: Because the Contract provides for an accumulation of Cash Value as well as a Death Benefit, the Contract can be used for various individual and business financial planning purposes. Purchasing the Contract in part for such purposes entails certain risks. For example, if the investment performance of the Variable Sub-Accounts to which Account Value is allocated is poorer than expected or if sufficient premiums are not paid, the Contract may lapse or may not accumulate sufficient Account Value to fund the purpose for which the Contract was purchased. Withdrawals and Contract loans may significantly affect current and future Account Value, Cash Surrender Value, or Death Benefit proceeds. Depending upon the investment performance of the underlying Portfolios of the Variable Account and the amount of a Contract loan, the loan may cause a Contract to lapse. Contractual fees and charges, such as the cost of insurance, will apply. The Contract is designed to provide benefits on a long-term basis. Before purchasing a Contract for a specialized purpose, a purchaser should consider whether the long-term nature of the Contract is consistent with the purpose for which it is being considered. Using a Contract for a specialized purpose may have tax consequences. (See "Federal Tax Considerations," page 21.)


                             DEDUCTIONS AND CHARGES

MONTHLY DEDUCTIONS

On each Monthly Activity Date including the Contract Date, the Company will deduct from the Account Value attributable to the Variable Account an amount (the "Monthly Deduction Amount") to cover charges and expenses incurred in connection with a Contract. Each Monthly Deduction Amount will be deducted pro rata from each Variable Sub-Account and the Fixed Account attributable to the Contract. The deduction will be such that the proportion of Account Value of the Contract attributable to each Sub-Account and to the Fixed Account remains the same before and after the deduction. The Monthly Deduction Amount will vary monthly. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. See "Contract Benefits and Rights -- Lapse and Reinstatement," page 17. The following is a summary of the monthly deductions and charges which constitute the Monthly Deduction Amount. See also "Contract Charges and Deductions," page 4, for a discussion of the monthly deductions and charges.

Cost of Insurance Charge: The cost of insurance charge covers the Company's anticipated mortality costs for standard and substandard risks. The current cost of insurance charge will not exceed the guaranteed cost of insurance charge. This charge is the maximum annual cost of insurance per $1,000 as indicated in the Contract, multiplied by the difference between the Death Benefit and the Account Value (both as determined on the Monthly Activity Date), divided by $1,000, and divided by 12. For standard risks, the guaranteed cost of insurance rate is based on the 1980 Commissioners' Standard Ordinary Mortality Table, age last birthday. (Unisex rates may be required in some states). A table of guaranteed cost of insurance charges per $1,000 will be included in each Contract; however, the Company reserves the right to use rates less than those shown in the table. Substandard risks will be charged at a higher cost of insurance rate that will not exceed rates based on a multiple of the 1980 Commissioners' Standard Ordinary Mortality Table, age last birthday. The multiple will be based on the Insured's substandard rating.

The cost of insurance charge rates are applied to the difference between the Death Benefit determined on the Monthly Activity Date and the Account Value on that same date prior to assessing the Monthly Deduction Amount. The difference between the two amounts is the amount for which the Company is at risk should the Death Benefit be then payable. (For an explanation of the Death Benefit, see "Contract Benefits and Rights" on page 13.)

EXAMPLE:


Specified Amount                                     =        $100,000
Death Benefit Option                                 =        1
Account Value on the Monthly
         Activity Date                               =        $ 30,000
Insured's Attained Age                               =        45
Death Benefit Ratio for Age 45                       =        2.15



On the Monthly Activity Date in this example, the Death Benefit as then computed would be $100,000, because the Specified Amount ($100,000) is greater than the Account Value multiplied by the applicable Death Benefit ratio ($30,000 x 2.15 = $64,500). Since the Account Value on that date is $30,000, the cost of insurance charges per $1000 are applied to the difference between the Death Benefit and the Account Value($100,000 - $30,000 = $70,000).

Assume that the Account Value in the above example was $50,000. The Death Benefit would then be $107,500 (2.15 x $50,000), since this is greater than the Specified Amount ($100,000). The cost of insurance rates in this case would be applied to $57,500 (the result of the $107,500 Death Benefit less the $50,000 Account Value). Because the Account Value and, as a result, the amount for which the Company is at risk under a Contract, may vary monthly, the cost of insurance charge may also vary on each Monthly Activity Date. Once the risk rating class has been assigned to an Insured when a Contract is issued, that rating class will not change if additional premium payments or partial withdrawals increase or decrease the Specified Amount.

Monthly Administrative Expense Charge: The Company will deduct monthly from the Account Value an administrative expense charge of $20.00 during the first year and $7.50 in later years. This charge compensates the Company for administrative expenses incurred in the administration of the Variable Account and the Contracts.

All monthly deductions are taken proportionately from the Variable Sub-accounts and the Fixed Account under your Contract. Deductions from the Variable Subaccounts are taken by canceling Accumulation Units under your Contract.


OTHER DEDUCTIONS

Mortality and Expense Risk Charge: The Company will deduct from the Variable Account a daily charge equivalent to an annual rate of 0.60% of average daily net assets of the Variable Account for the mortality and expense risks the Company assumes in relation to the Contracts. The mortality risk assumed includes the risk that the cost of insurance charges specified in the Contract will be insufficient to meet claims. The Company also assumes a risk that, on the Monthly Activity Date preceding the death of an Insured, the Death Benefit will exceed the amount on which the cost of insurance charges were based. The expense risk assumed is that expenses incurred in issuing and administering the Contracts will exceed the administrative charges set in the Contract.

Taxes Charged Against the Variable Account: Currently, no charge is made to the Variable Account for federal income taxes that may be attributable to its operations. The Company may, however, make such a charge in the future. Charges for other taxes, if any, attributable to the Variable Account or to this class of Contracts may also be made.

Charges Against the Funds: The Variable Account purchases shares of the Funds at net asset value. The net asset value of the Funds' shares reflects investment advisory fees and administrative expenses already deducted from the assets of the Funds. Funds' investment management fees are a percentage of the average daily value of the net assets of the Portfolios.

For a complete description of the charges against the Funds, see "Contract Deductions and Charges," page 4.

Premium Expense Charge: The premium expense charge is currently equal to an annual rate of 4.0%. This charge compensates the Company for premium taxes imposed by various states and local jurisdictions and for federal taxes related to the receipt of premiums under the Contract and that results from the application of section 848 of the Code. The premium tax deduction will be imposed on all Contracts. You may therefore pay the premium expense charge even if your state does not impose a premium tax. The premium expense charge is deducted from each premium received prior to being allocated to the Variable Sub-accounts or to the Fixed Account in accordance with your allocation instructions.

Surrender Charge: Upon surrender of the Contract, a Surrender Charge may be assessed. After the fifteenth Contract Year, no surrender charges will be assessed. Full surrenders will be subject to a surrender charge as set forth in the table below:



                    SCHEDULE OF SURRENDER CHARGES


CONTRACT YEAR                                       SURRENDER CHARGE**
1-7 ..................................................      30%
8   ..................................................      27%
9   ..................................................      24%
10  ..................................................      20%
11  ..................................................      16%
12  ..................................................      12%
13  ..................................................      8%
14  ..................................................      4%
15  ..................................................      0%

**                  Surrender Charge as a Percentage of the lesser of the
premium paid or the Target Premium.




                          CONTRACT BENEFITS AND RIGHTS

DEATH BENEFIT

The Contracts provide for the payment of Death Benefit Proceeds to the named beneficiary when the Insured dies. The Proceeds payable to the beneficiary equal the Death Benefit less any Indebtedness and less any unpaid Monthly Deduction Amounts occurring during a Grace Period (if applicable). The Death Benefit is determined by the Death Benefit option that exists under the Contract. The Contract Owner may choose one of two Death Benefit options: a level amount which generally equals the Specified Amount of the Contract; or a variable amount which generally equals the Specified Amount plus the Account Value. As long as the Contract remains In Force, the Death Benefit will not be less than the greater of the current Specified Amount of the Contract or the Account Value multiplied by the Death Benefit ratio under the Contract. The ratios are specified in the Contract and vary according to the attained age of the Insured. An increase in Account Value due to favorable investment experience may therefore increase the Death Benefit above the Specified Amount, and a decrease in Account Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Amount).



EXAMPLES:


                                                        A                B
Specified Amount:                                $100,000         $100,000
Death Benefit Option:                                   1                1
Insured's Age:                                         45               45
Account Value on Date of Death:                  $ 48,000         $ 34,000
Death Benefit Ratio:                                 2.15             2.15

In Example A, the Death Benefit equals $103,200, i.e., the greater of $100,000 (the Specified Amount) and $103,200 (the Account Value at the Date of Death of $48,000, multiplied by the Death Benefit Ratio of 2.15). This amount, less any Indebtedness and unpaid Monthly Deduction Amounts, constitutes the Proceeds which the Company would pay to the beneficiary.

In Example B, the Death Benefit is $100,000, i.e., the greater of $100,000 (the Specified Amount) or $73,100 (the Account Value of $34,000 multiplied by the Death Benefit Ratio of 2.15).

All or part of the proceeds may be paid in cash or applied under an Income Plan. See "Other Matters -- Payment Options," page 19.

THREE YEAR CONTINUATION PERIOD

All Contracts provide for a three year continuation period which is in effect until the end of the third Contract Year. On any Monthly Activity Date during the continuation period, the Company will guarantee that, regardless of Account Value, the Contract will remain In Force if the amount of cumulative premiums paid less partial withdrawals and any Indebtedness is greater than or equal to the Cumulative Minimum Premium.

GUARANTEE PERIOD

The Contract will not be terminated during the guarantee period even if the cash surrender value is zero. The Contract Owner can select one of three options: (1) no guarantee period; (2) the greater of 10 years or until the Insured's attained age 65; or (3) a lifetime guarantee period. The guarantee period will be terminated prior to the expiration date if the cumulative premiums paid less partial withdrawals and any Indebtedness is less than the cumulative guarantee period premium. The cumulative guarantee period premium will be calculated by dividing the Guarantee Period premium shown on page three of your Contract by, and multiplying the result by the number of Contract months since issue.

ACCELERATED DEATH BENEFIT

If the Insured becomes terminally ill, the Contract Owner may request an Accelerated Death Benefit in an amount up to the lesser of: (1) 50% of the Specified Amount on the day we receive the request; or (2) $250,000 for all policies issued by the Company which cover the Insured. "Terminally ill" means an illness or physical condition of the Insured that, notwithstanding appropriate medical care, will result in a life expectancy of 12 months or less. If the Insured is terminally ill as the result of an illness, the Accelerated Death Benefit is not available unless the illness occurred at least 30 days after the Issue Date. If the Insured is terminally ill as the result of an accident, the Accelerated Death Benefit is available if the accident occurred after the Issue Date.

We will pay benefits due under the Accelerated Death Benefit provision upon receipt of a written request from the Contract Owner and due proof that the Insured has been diagnosed as terminally ill. The Company reserves the right to require supporting documentation of the diagnosis and to require (at the Company's expense) an examination of the Insured by a physician of the Company's choice to confirm the diagnosis. The amount of the payment will be the amount requested by the Contract Owner, reduced by the sum of: (1) a 12 month interest discount to reflect the early payment; (2) an administrative fee not to exceed $250; and (3) a pro rata amount of any outstanding Contract loan and accrued loan interest. After the payment has been made, the Specified Amount, the Account Value and any outstanding Contract loan will be reduced on a prorata basis. Although the Company reserves the right to charge an administrative fee not to exceed $250, the Company does not currently impose this fee.

Only one request for an Accelerated Death Benefit per Insured is allowed. The Accelerated Death Benefit may not be available in all states.

OTHER BENEFITS

In addition to the Accelerated Death Benefit, several additional benefits are available to a Contract Owner through amendatory endorsements. The options available are summarized below. For further information on these endorsements, please refer to the full text of the endorsements which are provided with and made a part of the Contract.

WAIVER OF MONTHLY DEDUCTIONS RIDER

Under this endorsement, all monthly deduction amounts which become due are waived if the Insured becomes disabled before age 60. The waiver will be made upon the Company's receipt of due proof of disability in a timely manner. Under the waiver, all benefits under the Contract are available as if the waived payments had been made when due.

CHILDREN'S LEVEL TERM RIDER

As shown on page 3 of your Contract, the Company will pay the amount of benefit in force to the payee (as defined in the endorsement) for each child insured under this rider. The benefit will be paid upon receipt by the Company of due proof that the child died on or prior to the earlier of: (a) the Contract Anniversary on which the child's age is 25; or (b) the coverage expiration date of this rider.

ACCIDENTAL DEATH BENEFIT RIDER

As shown on page 3 of your Contract, the Company will pay the amount of benefit in force to the beneficiary upon receipt by the Company of due proof that: (a) the Insured died solely from accidental injury; (b) death occurred within 90 days of the date of the accidental injury; (c) death took place prior to the Contract Anniversary on which the Insured's age is 65; and, (d) the cause of death is not described in the "Risks Not Covered" provision of this rider.

ADDITIONAL INSURED RIDER

As shown on page 3 of your Contract, the Company will pay the amount of benefit in force to the beneficiary upon receipt by the Company of due proof that the insured died on or prior to the coverage expiration date of this rider.

ACCOUNT VALUE

The Account Value of a Contract will be computed on each Valuation Day. On the Contract Date, the Account Value is equal to the initial premium less the premium expense charge and less the Monthly Deduction Amount for the first Contract month. Thereafter, the Account Value will vary to reflect the investment experience of the underlying Portfolios of the Variable Subaccounts to which you have allocated premium(s), the value of the Loan Account and the Monthly Deduction Amounts. There is no minimum guaranteed Account Value.

The Account Value of a particular Contract is related to the net asset value of the Portfolios that correspond to the Variable Sub-Accounts to which premiums on the Contract have been allocated. The Account Value on any Valuation Day is calculated by multiplying the number of Accumulation Units credited to the Contract in each Variable Sub-Account as of the Valuation Day by the current Accumulation Unit Value of that Variable Sub-Account and then summing the result for all the Sub-Accounts under the Contract and the value of the Fixed Account, plus the value of the Loan Account. See "The Contract -- Accumulation Unit Values," page 10.


TRANSFER OF ACCOUNT VALUE

While the Contract remains In Force and subject to the Company's transfer rules then in effect, the Contract Owner may request that part or all of the Account Value of a particular Variable Sub-Account be transferred to other Variable Sub-Accounts or to the Fixed Account. The Company reserves the right to impose a $10 charge on each such transfer in excess of 12 per Contract Year. Currently, the Company does not charge for transfers. The minimum amount that can be transferred is shown on your Contract Data page of your Contract (currently, there is no minimum).

Transfers from the Fixed Account may be made once each year within 60 days following the Contract Anniversary. There is no minimum amount which must be transferred from the Fixed Account. The maximum amount which may be transferred from the Fixed Account is the greatest of:

   (1) 25% of the Account Value allocated to the Fixed Account at the time of transfer; or
   (2) the amount transferred from the Fixed Account in the prior Contract Year; or
   (3)      $500.

Telephone transfer requests will be accepted by the Company if received at 1(800)755-5275 by 4:00 p.m., Eastern Time. Telephone transfer requests received at any other telephone number or after 4:00 p.m., Eastern Time, will not be accepted by the Company. Telephone transfer requests received before 4:00 p.m., Eastern Time, are effected at the next computed value. Transfers by telephone may be made by the Contract Owner's agent of record or attorney-in-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. The Company and its agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine; otherwise, the Company may be liable for any losses due to unauthorized or fraudulent instructions. The procedures the Company follows for transactions initiated by telephone include requirements that callers must identify themselves and the Contract Owner by name and social security number or other identifying information. All transfer instructions by telephone are tape recorded. As a result of a transfer, the number of Accumulation Units credited to the Variable Sub-Account from which the transfer is made will be reduced by the number obtained by dividing the amount transferred by the Accumulation Unit Value of the Variable Sub-Account from which the transfer is made on the Valuation Day the Company receives the transfer request. The number of Accumulation Units credited to the Sub-Account to which the transfer is made will be increased by the number obtained by dividing the amount transferred by the Accumulation Unit Value of that Sub-Account on the Valuation Day the Company receives the transfer request.


DOLLAR COST AVERAGING

Transfers may be made automatically through Dollar Cost Averaging while the Contract is In Force. Dollar Cost Averaging permits the Owner to transfer a specified amount every month (or some other frequency as may be determined by the Company) from the Money Market Sub-Account to any other Variable Sub-Account. The theory of Dollar Cost Averaging is that, if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in the Dollar Cost Averaging program does not assure you of a greater profit from your purchases under the program; nor will it prevent or alleviate losses in a declining market. Transfers made through Dollar Cost Averaging are not assessed a charge and are not included in the twelve free transfers permitted each Contract Year.


AUTOMATIC REBALANCING

Transfers may be made automatically through Automatic Rebalancing while the Contract is In Force. By electing Automatic Rebalancing, the Account Value in the Variable Sub-Accounts will be rebalanced to the desired allocation on a quarterly basis, determined from the first date that you decide to rebalance. Each quarter, Account Value will be transferred among Variable Sub-Accounts to achieve the desired allocation. The desired allocation will be the allocation initially selected, unless subsequently changed. You may change the allocation at any time by giving us written notice.

Transfers made through Automatic Rebalancing are not assessed a charge and are not included in the twelve free transfers permitted each Contract Year.

Any money allocated to the Fixed Account will not be included in the rebalancing.

CONTRACT LOANS

While the Contract is In Force, a Contract Owner may obtain, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), a cash loan from the Company. Loans are secured by the Contract. The maximum amount available for a loan is 90% of the Contract's Cash Value, less the amount of all Contract loans existing on the date of the loan.

The loan amounts will be transferred proportionately from the Variable Subaccounts and the Fixed Account to the Loan Account unless the Contract Owner specifies otherwise. However, the Company will not withdraw amounts from the Fixed Account equaling more than the total loan multiplied by the ratio of the Fixed Account to the Account Value immediately preceding the loan. The amounts allocated to the Loan Account will be credited with interest at the loan credited rate set forth in the Contract. Loans will bear interest at rates determined by the Company from time to time, but which will not exceed the maximum rate indicated in the Contract (currently, 4% per year). The difference between the value of the Loan Account and the Indebtedness will be transferred on a pro-rata basis from the Variable Sub-Accounts and the Fixed Account to the Loan Account on each Contract Anniversary. If the aggregate outstanding loan(s) and loan interest secured by the Contract exceeds the Cash Value of the Contract, we will give written notice to the Contract Owner that unless we receive an additional payment within 61 days to reduce the aggregate outstanding loan(s) secured by the Contract, the Contract may lapse.

All or any part of any loan secured by a Contract may be repaid while the Contract is still in effect. When loan repayments or interest payments are made, the repayment will be allocated among the Variable Sub-Accounts and the Fixed Account in the same percentage as subsequent payments are allocated (unless the Contract Owner requests a different allocation), and an amount equal to the payment will be deducted from the Loan Account. Any outstanding loan at the end of a Grace Period must be repaid before the Contract will be reinstated. See "Contract Benefits and Rights -- Lapse and Reinstatement," page 17. A loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of each Variable Sub-Account and the Fixed Account will apply only to the amount remaining in that account. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the Variable Sub-Accounts and/or Fixed Account earn more than the annual interest rate for amounts held in the Loan Account, a Contract Owner's Account Value will not increase as rapidly as it would have had no loan been made. If the Variable Sub-Accounts and/or Fixed Account earn less than that rate, the Contract Owner's Account Value will be greater than it would have been had no loan been made. Also, if not repaid, the aggregate outstanding loan(s) will reduce the Death Benefit Proceeds and Cash Surrender Value otherwise payable.


AMOUNT PAYABLE ON SURRENDER OF THE CONTRACT

While the Contract is In Force, a Contract Owner may elect, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), to surrender the Contract. Upon surrender, the Contract Owner will receive the Cash Surrender Value determined as of the day the Company receives the Contract Owner's written request or the date requested by the Contract Owner, whichever is later. The Cash Surrender Value equals the Cash Value less any Indebtedness. We will pay the Cash Surrender Value of the Contract within seven days of receipt by the Company of the written request or on the effective surrender date requested by the Contract Owner, whichever is later. The Contract will terminate on the date of receipt of the written request, or the date the Contract Owner requests the surrender to be effective, whichever is later. For a discussion of the tax consequences of surrendering the Contract, see "Federal Tax Considerations," page 21.

The Contract Owner may elect to apply the surrender proceeds to an Income Plan (see "Other Matters -- Payment Options," page 19).


PARTIAL WITHDRAWALS

While the Contract is In Force after the first Contract Year, a Contract Owner may elect once per year, by written request, to make a partial withdrawal from the Cash Surrender Value. The minimum partial withdrawal is shown in the Contract (currently there is no minimum) and the maximum partial withdrawal amount may not reduce the net Account Value to less than $500; otherwise, the request will be treated as a request for a surrender of the entire Account Value. The partial withdrawal and the partial withdrawal fee (currently the lesser of $25 or 2% of the amount withdrawn) will be deducted pro rata from each Variable Sub-Account and Fixed Account, unless the Contract Owner instructs otherwise. However, the Contract Owner may not withdraw from the Fixed Account more than the total partial withdrawal multiplied by the ratio of the Fixed Account to the Account Value immediately preceding the partial withdrawal.

Any Contract with Death Benefit option 1 will also have a reduction in Specified Amount, in addition to a reduction in Account Value. The Specified Amount after the partial withdrawal will be reduced by the amount of the partial withdrawal. For a discussion of the tax consequences of partial withdrawals, see "Federal Tax Considerations," page 21.


MATURITY

The Contracts have no maturity date.


LAPSE AND REINSTATEMENT

If the Cash Surrender Value is insufficient to cover a Monthly Deduction Amount due on a Monthly Activity Date, the Contract may lapse. The Company will give written notice to the Contract Owner that if an amount shown in the notice (which will be sufficient to cover the Monthly Deduction Amount(s) due) is not paid within 61 days ("Grace Period"), the Contract will lapse at the end of the Grace Period. The Contract will not lapse regardless of the cash surrender value if the three year continuation period or the guarantee period is in effect. The Contract will continue through the Grace Period. If, before the end of the Grace Period, the Contract Owner does not pay the amount shown in the notice, the Contract will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the Proceeds payable under the Contract will be reduced by the Monthly Deduction Amount(s) due and unpaid. See "Contract Benefits and Rights -- Death Benefit," page 13.

If the Contract lapses, the Contract Owner may apply for reinstatement of the Contract by payment of the reinstatement premium (and any applicable charges) required under the Contract. A request for reinstatement must be made within five years of the date the Contract entered a Grace Period. If a loan was outstanding at the time of lapse, the Company will require repayment of the loan before permitting reinstatement. In addition, the Company reserves the right to require evidence of insurability satisfactory to the Company. The reinstatement premium is equal to an amount sufficient to: (1) cover all Monthly Deduction Amounts due and unpaid during the Grace Period, and (2) keep the Contract in force for three months after the date of reinstatement. The Specified Amount upon reinstatement cannot exceed the Specified Amount of the Contract at its lapse. The Account Value on the reinstatement date will reflect the Account Value at the time of termination of the Contract plus the premiums paid at the time of reinstatement. Surrender charges, cost of insurance, mortality and expense risk charges, administrative expense monthly charges, and premium expense charges will continue to be based on the original Contract Date.

CANCELLATION AND EXCHANGE RIGHTS

A Contract Owner has a limited right to return a Contract for cancellation. The right to return exists during the free-look period. The free-look period is a number of days (which varies by state) as specified in your Contract. If the Contract is returned for cancellation by mail or personal delivery to the Company or to the agent who sold the Contract within the free-look period following delivery of the Contract to the Contract Owner, the Company will return to the Contract Owner, within 7 days, the premiums paid adjusted to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation, unless state law requires a return of premium without adjustment. If, upon exercise of the free look right, the Company is required to return the premiums paid, and where approved by the applicable state, the Company reserves the right to allocate all premium payments made prior to the expiration of the free-look period to the Dreyfus VIF Money Market Portfolio.

Once the Contract is in effect, it may be exchanged during the first 24 months after its issuance for a nonvariable life insurance contract on the life of the Insured without evidence of insurability. This exchange will be implemented by transferring the Account Value to the Fixed Account and removing your future right to allocate funds to the Variable Account. The amount at risk to the Company (i.e., the difference between the Death Benefit and the Account Value) under the new contract will be equal to or less than the amount at risk to the Company under the exchanged Contract on the date of exchange. Premiums and charges under the new contract will be based on the same risk classification as the exchanged Contract. For new contracts, the Company reserves the right to make a contract available that is offered by the Company's parent or by any affiliate of the Company.

SUSPENSION OF VALUATION, PAYMENTS AND TRANSFERS

The Company will suspend all procedures requiring valuation of the Variable Account (including transfers, surrenders and loans) on any day the New York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission, or on any day the Commission has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.

THE FIXED ACCOUNT

INTRODUCTION

Contributions under the fixed portion of the Contract and transfers to the fixed portion of the Contract become part of the general account of the Company, which supports insurance and annuity obligations. Because of exemptive and exclusionary provisions, interests in the general account are not registered under the Securities Act of 1933 ("1933 Act"), nor is the general account registered as an investment company under the 1940 Act. Accordingly, neither the general account nor any interests therein are generally subject to the provisions of the 1933 or 1940 Acts and the Company has been advised that the staff of the Securities and Exchange Commission has not reviewed the disclosures in this prospectus which relates to the fixed account. Disclosures regarding the fixed portion of the Contract and the general account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

GENERAL DESCRIPTION

Contributions made to the Fixed Account are invested in the general account of the Company. The general account is made up of all of the general assets of the Company, other than those in the Variable Account and in any other segregated asset account of the Company. Instead of the Contract Owner bearing the investment risk as is the case for amounts in the Variable Account, the Company bears the full investment risk for all amounts contributed to the general account. The Company has sole discretion to invest the assets of the general account, subject to applicable law. The Company guarantees that the amounts allocated to the Fixed Account will be credited interest at a net effective interest rate of at least the minimum guaranteed rate found in the Contract. Currently, the amount of interest credited in excess of the guaranteed rate will vary periodically in the sole discretion of the Company. Any interest held in the general account does not entitle a Contract Owner to share in the investment experience of the general account.

Money deposited in the Fixed Account earns interest for the Guarantee Period at the current rate in effect at the time of allocation or transfer. After the Guarantee Period, a renewal rate will be declared by the Company. Subsequent renewal dates will be on anniversaries of the first renewal date. On or about each renewal date, the Company will notify the Owner of the interest rate(s). The interest rate will be guaranteed by the Company for a full year and will not be less than the guaranteed rate found in the Contract. The Company may declare more than one interest rate for different monies based upon the date of allocation or transfer to the Fixed Account and based upon the Guarantee Period. The Company will offer a one year Guarantee Period. Additional Guarantee Periods may be offered at the sole discretion of the Company.

                                 OTHER MATTERS

VOTING RIGHTS

In accordance with its view of presently applicable law, the Company will vote the shares of the Portfolios at regular and special meetings of the shareholders of the Funds in accordance with instructions from Contract Owners (or the assignee of the Contract, as the case may be) having a voting interest in the Variable Account. The number of shares of a Portfolio held in a Variable Sub-Account which are attributable to each Contract Owner is determined by dividing the Contract Owner's interest in that Variable Sub-Account by the per share net asset value of the corresponding Portfolio. The Company will vote shares for which no instructions have been given and shares which are not attributable to Contract Owners (i.e., shares owned by the Company) in the same proportion as it votes shares for which it has received instructions. If the 1940 Act or any rule promulgated thereunder should be amended, however, or if the Company's present interpretation should change and, as a result, the Company determines it is permitted to vote the shares of the Funds in its own right, it may elect to do so.

The voting interests of the Contract Owner (or the assignee) in the Funds will be determined as follows: Contract Owners are entitled to give voting instructions to the Company with respect to Portfolio shares attributable to them as described above, determined on the record date for the shareholder meeting for that Portfolio. Therefore, if a Contract Owner has taken a loan secured by the Contract, amounts transferred from the Variable Sub-Account(s) to the Loan Account in connection with the loan (see "Contract Benefits and Rights -- Contract Loans," page 16) will not be considered in determining the voting interests of the Contract Owner. Contract Owners should review the prospectuses for the Funds which accompany this prospectus to determine matters on which Fund shareholders may vote.

The Company may, when required by state insurance regulatory authorities, disregard voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of one or more of the Portfolios or to approve or disapprove an investment advisory contract for one or more of the Portfolios.

In addition, the Company itself may disregard voting instructions in favor of changes initiated by Contract Owners in the investment objectives or the investment adviser of the Funds if the Company reasonably disapproves of such changes. A change would be disapproved only if the proposed change is contrary to state law or prohibited by state regulatory authorities. If the Company does disregard voting instructions, a summary of that action and the reasons for such action will be included in the next periodic report to Contract Owners.

STATEMENTS TO CONTRACT OWNERS

The Company will maintain all records relating to the Variable Account and the Variable Sub-Accounts. At least once each Contract Year, the Company will send to each Contract Owner a statement showing the Coverage Amount and the Account Value of the Contract (indicating the number of Accumulation Units credited to the Contract in each Variable Sub-Account and the corresponding Accumulation Unit Value), the Fixed Account and any outstanding loan secured by the Contract as of the date of the statement. The statement will also show premium paid, and Monthly Deduction Amounts under the Contract since the last statement, and any other information required by any applicable law or regulation.

LIMIT ON RIGHT TO CONTEST

The Company may not contest the validity of the Contract after it has been in effect during the Insured's lifetime for two years from the Contract Date. If the Contract is reinstated, the two-year period is measured from the date of reinstatement. Any increase in the Specified Amount for which evidence of insurability was obtained is contestable for 2 years from its effective date. In addition, if the Insured dies by suicide while sane or self destruction while insane in the two-year period after the Contract Date, or such period as specified by state law, the benefit payable will be limited to the Account Value less any Indebtedness. If the Insured dies by suicide while sane or self-destruction while insane in the two-year period following an increase in the Specified Amount, the benefit payable with respect to the increase will be limited to the cost of insurance paid for such increase.


MISSTATEMENT AS TO AGE AND SEX

If the age or sex of the Insured is incorrectly stated, the Death Benefit will be appropriately adjusted as specified in the Contract.


PAYMENT OPTIONS

The surrender proceeds or Death Benefit Proceeds under the Contracts may be paid in a lump sum or may be applied to one of the Company's Income Plans. If the amount to be applied to an Income Plan is less than $3,000 or if it would result in an initial income payment of less than $20, the Company may require that the frequency of income payments be decreased such that the income payments are greater than $20 each, or it may elect to pay the amount in a lump sum. No surrender or partial withdrawals are permitted after payments under an Income Plan commence.

We will pay interest on the Proceeds from the date of the Insured's death to the date payment is made or a payment option is elected. At such times, the Proceeds are not subject to the investment experience of the Variable Account. The Income Plans are fixed annuities payable from the Company's general account. They do not reflect the investment experience of the Variable Account. Fixed annuity payments are determined by multiplying the amount applied to the annuity by a rate to be determined by the Company which is no less than the rate specified in the fixed payment annuity tables in the Contract. The annuity payment will remain level for the duration of the annuity. The Company may require proof of age and gender of the payee (and joint payee, if applicable) before payments begin. The Company may also require proof that such person(s) are living before it makes each payment.

The following options are available under the Contracts (the Company may offer other payment options):

    INCOME PLAN 1 -- Life Income With Guaranteed Payments

The Company will make payments for as long as the payee lives. If the payee dies before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

    INCOME PLAN 2 -- Joint and Survivor Life Income With Guaranteed Payments

The Company will make payments for as long as either the payee or Joint payee, named at the time of Income Plan selection, is living. If both the payee and the Joint payee die before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments. The Company will make any other arrangements for income payments as may be agreed on.


BENEFICIARY

The applicant names the beneficiary in the application for the Contract. The Contract Owner may change the beneficiary (unless irrevocably named) during the Insured's lifetime by written request to the Company. If no beneficiary is living when the Insured dies, the Proceeds will be paid to the Contract Owner if living; otherwise to the Contract Owner's estate.

ASSIGNMENT

Unless required by state law, the Contract may not be assigned as collateral for a loan or other obligation.


DIVIDENDS

No dividends will be paid under the Contracts.




               EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present occupation).

LOUIS G.  LOWER,  II, 52,  Chief  Executive  Officer  and  Chairman of the Board
(1995)*

     Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Director (1990-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Director (1986-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Northbrook Life Insurance Company; and Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company.

PETER H. HECKMAN, 52, President, Chief Operating Officer and Director (1996)*

     Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-Present), President and Chief Operating Officer (1996-Present), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; Director (1988-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1989-1996), Northbrook Life Insurance Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 52, Vice President, Secretary, General Counsel, and Director
(1992)*

     Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life Insurance Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Northbrook Life Insurance Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

JOHN R. HUNTER, 43, Director (1996)*

     Also Assistant Vice President (1990-Present) Allstate Life Insurance Company; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1996-Present) Glenbrook Life Insurance Company; and Director (1994-Present) and Assistant Vice President (1990-Present) Northbrook Life Insurance Company.

G. CRAIG WHITEHEAD, 51, Senior Vice President and Director (1995)*

     Also  Assistant  Vice  President  (1991-Present)  Allstate  Life  Insurance
Company;   Director  (1994-Present)   Assistant  Vice  President  (1991-Present)
Glenbrook  Life  Insurance  Company;  Assistant  Vice  President  (1992-Present)
Secretary (1995) Glenbrook Life and Annuity Company; Director (1995-Present) Laughlin Group Holdings, Inc.

MARLA G. FRIEDMAN, 44, Vice President (1996)*

     Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1991-1996), President and Chief Operating Officer
(1995-1996) and Vice President (1990-1995) and (1996-Present) Glenbrook Life Insurance Company; Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.; and Director (1989-1996), President and Chief Operating Officer (1995-1996) and Vice President (1996-Present) Northbrook Life Insurance Company.

KEVIN R. SLAWIN, 40, Vice President (1996)*

     Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Northbrook Life Insurance Company; Director (1996-Present) Surety Life Insurance Company; and Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co.; and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 54, Chief Investment Officer (1995)*

     Also Director (1995-Present) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief Investment Officer (1995-Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-Present) Glenbrook Life Insurance Company; and Director and Chief Investment Officer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Senior Vice President and Executive Officer Investments (1992-1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 47, Treasurer (1995)*

     Also Vice President and Treasurer (1995-Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer
(1995-Present)  Glenbrook  Life  Insurance  Company;   Treasurer  (1995-Present)
Laughlin Group Holdings, Inc.; and Treasurer (1995-Present) Northbrook Life Insurance Company. Prior to 1995 he was Vice President of Allstate Life Insurance Company. Prior to 1993 he held various management positions.

*Date elected/appointed to current office.


                         DISTRIBUTION OF THE CONTRACTS

Allstate Life Financial Services, Inc. ("ALFS"), 3100 Sanders Road, Northbrook Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by unaffiliated registered representatives of broker-dealers or bank employees who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency and who have entered into a selling agreement with ALFS and the Company to sell the Contracts. In some states, Contracts may be sold by representatives or employees of banks which may be acting as broker-dealers without separate registration under the Securities Exchange Act of 1934, pursuant to legal and regulatory exceptions.

The maximum sales commission payable to Company agents, independent registered insurance brokers, and other registered broker-dealers is 90% of initial premium. The Company may pay or permit other promotional incentives, in cash or credit or other compensation.

The underwriting agreement with ALFS provides for indemnification of ALFS by the Company for liability to owners arising out of services rendered or contracts issued.

SAFEKEEPING OF THE VARIABLE
ACCOUNT'S ASSETS

The assets of the Variable Account are held by the Company. The assets of the Variable Account are kept physically segregated and held separate and apart from the General Account of the Company. The Company maintains records of all purchases and redemptions of shares of the Funds.


                           FEDERAL TAX CONSIDERATIONS

INTRODUCTION

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or purchase of a life insurance contract depend upon the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a qualified tax advisor.


TAXATION OF THE COMPANY AND THE VARIABLE ACCOUNT

The Company is taxed as a life insurance company under Part I of Subchapter L of the Code. Since the Variable Account is not an entity separate from the Company and its operations form a part of the Company, it will not be taxed separately as a "Regulated Investment Company" under Subchapter M of the Code. Investment income and realized capital gains are automatically applied to increase reserves under the Contracts. Under existing federal income tax law, the Company believes that the Variable Account investment income and realized net capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Contracts.

Accordingly, the Company does not anticipate that it will incur any federal income tax liability attributable to the Variable Account, and therefore the Company does not intend to make provisions for any such taxes. However, if changes in the federal tax laws or interpretations thereof result in the Company being taxed on income or gains attributable to the Variable Account, then the Company may impose a charge against the Variable Account (with respect to some or all Contracts) in order to set aside provisions to pay such taxes.

TAXATION OF CONTRACT BENEFITS

In order to qualify as a life insurance contract for federal income tax purposes, the Contract must meet the definition of a life insurance contract set forth in Section 7702 of the Code. Section 7702 limits the amount of premiums that may be invested in a contract that is treated as life insurance. The manner in which Section 7702 should be applied to certain features of the Contract offered in this prospectus is not directly addressed in Section 7702. Nevertheless, the Company believes that the Contract will meet the Section 7702 definition of a life insurance contract. This means that:

              - the death benefit should be fully excludable from the gross income of the beneficiary under Section 101(a)(1) of the Code; and
              - the Contract Owner should not be considered in constructive receipt of the Cash Value of the Contract, including any increases, until actual cancellation of the Contract.

In addition, in the absence of final regulations or other pertinent interpretations of Section 7702, there is necessarily some uncertainty as to whether a substandard risk Contract will meet the statutory life insurance contract definition. If a Contract were determined not to be a life insurance contract for purposes of Section 7702, such Contract would not provide most of the tax advantages normally provided by a life insurance contract. The Company reserves the right to amend the Contracts to comply with any future changes in the Code, any regulations or rulings under the Code and any other requirements imposed by the Internal Revenue Service.

If you own and are the Insured under the Contract, the Death Benefit will be included in your gross estate for federal estate tax purposes if the proceeds are payable to your estate. If the beneficiary is other than your estate but you retained incidents of ownership in the Contract, the Death Benefit will also be included in your gross estate. Examples of incidents of ownership include, but are not limited to, the right to change beneficiaries, to assign the Contract or revoke an assignment, to pledge the Contract or to obtain a Contract loan. If you own and are the Insured under the Contract and you transfer all incidents of ownership in the Contract, the Death Benefit will be included in your gross estate if you die within three years from the date of the ownership transfer. State and local estate and inheritance tax consequences may also apply. In addition, certain transfers of the Contract or Death Benefit, either during life or at death, to individuals (or trusts for the benefit of such individuals) two or more generations below that of the transferor may be subject to the federal generation skipping transfer tax.

In addition, the Contract may be used in various arrangements, including nonqualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. Therefore, if you are contemplating the use of a Contract in any arrangement the value of which depends in part on its tax consequences, you should be sure to consult a qualified tax advisor regarding the tax attributes of the particular arrangement.


MODIFIED ENDOWMENT CONTRACTS

A life insurance  contract is treated as a "modified  endowment  contract" under
Section  7702A of the Code if it  meets  the  definition  of life  insurance  in
Section 7702 but fails the "seven-pay" test of Section 7702A. The seven-pay test provides that premiums cannot be paid at a rate more rapidly than that allowed by the payment of seven annual premiums using specified computational rules provided in Section 7702A(c). The Company will not accept any premiums that cause the Contract to become a modified endowment contract unless the Company first receives from the Contract Owner written acknowledgment of the Contract Owner's understanding that the Contract will become a modified endowment contract. An exchange under Section 1035 of the Code of a life insurance contract that is not a modified endowment contract will not cause the new contract to be a modified endowment contract if no additional premiums are paid. An exchange under Section 1035 of the Code of a life insurance contract that is a modified endowment contract for a new life insurance contract will always cause the new contract to be a modified endowment contract. A contract that is classified as a modified endowment contract is generally eligible for the beneficial tax treatment accorded to life insurance. Accordingly, the death benefit is excluded from income and increments in value are not subject to current taxation. If a person receives any amount as a Contract loan from a modified endowment contract, or assigns or pledges any part of the value of the contract, such amount is treated as a distribution. Unlike other life insurance contracts, distributions received before the insured's death are treated first as income (to the extent of gain) and then as recovery of investment in the contract. Any amounts that are taxable withdrawals will be subject to a 10% additional tax, with certain exceptions: (1) distributions made on or after the date on which the taxpayer attains age 59 1/2; (2) distributions attributable to the taxpayer's becoming disabled (within the meaning of Section 72(m)(7) of the Code); or (3) any distribution that is part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of such taxpayer and his or her beneficiary.

All modified endowment contracts that are issued within any calendar year to the same Contract Owner by one company or its affiliates shall be treated as one modified endowment contract in determining the taxable portion of any loan or distributions.


DIVERSIFICATION REQUIREMENTS

For a Contract to be treated as a variable life insurance contract for federal tax purposes, the investments in the Variable Account must be "adequately diversified" in accordance with the standards provided in the Treasury regulations. If the investments in the Variable Account are not adequately diversified, then the Contract will not be treated as a variable life insurance contract for federal income tax purposes and the Owner will be taxed on the excess of the Contract Value over the investment in the Contract. Although the Company does not have control over the Portfolios or their investments, the Company expects the Portfolios to meet the diversification requirements.

OWNERSHIP TREATMENT

In connection with the issuance of the regulations on the adequate diversification standards, the Department of the Treasury announced that the regulations do not provide guidance concerning the extent to which contract owners may direct their investments among sub-accounts of a Variable Account. The Internal Revenue Service has previously stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses incidents of ownership in those assets such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that guidance would be issued in the future regarding the extent that owners could direct their investments among sub-accounts without being treated as owners of the underlying assets of the Variable Account. As of the date of this prospectus, no such guidance has been issued.

The ownership rights under this contract are similar to, but different in certain respects from, those described by the Internal Revenue Service in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the Owner of this Contract has the choice of more investment options to which to allocate premiums and contract values, and may be able to transfer among investment options more frequently than in such rulings. These differences could result in the Contract Owner being treated as the owner of the Variable Account. In those circumstances, income and gain from the Variable Account assets would be includable in the Contract Owner's gross income. In addition, the Company does not know what standards will be set forth in the regulations or rulings which the Treasury Department has stated it expects to issue. It is possible that the Treasury Department's position, when announced, may adversely affect the tax treatment of existing contracts. The Company, therefore, reserves the right to modify the Contract as necessary to attempt to prevent the Contract Owner from being considered the federal tax owner of the assets of the Variable Account. However, the Company makes no guarantee that such modification to the Contract will be successful.

POLICY LOAN INTEREST

Interest paid on loans against a Contract is generally not deductible.

ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company also acts as the sponsor for five other of its separate accounts that are registered investment companies: Glenbrook Life and Annuity Company Variable Annuity Account, Glenbrook Life and Annuity Company Separate Account A, Glenbrook Life Variable Life Separate Account A, Glenbrook Life AIM Variable Life Separate Account A and Glenbrook Life Multi-Manager Variable Account. The officers and employees of the Company are covered by a fidelity bond in the amount of $5,000,000. No person beneficially owns more than 5% of the outstanding voting stock of The Allstate Corporation, of which the Company is an indirect wholly owned subsidiary.

LEGAL PROCEEDINGS

From time to time the Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company or the Variable Account.

LEGAL MATTERS

Jorden, Burt, Boros, Cicchetti, Berenson & Johnson LLP, Washington, D.C., has provided advice on certain legal matters relating to the federal securities laws applicable to the issue and sale of the Contracts. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

REGISTRATION STATEMENT

A registration statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus does not contain all information set forth in that registration statement, its amendments and exhibits, to all of which reference is made for further information concerning the Variable Account, the Funds, the Company, and the Contracts.

EXPERTS

The financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, IL 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The hypothetical Contract illustrations included in this prospectus have been approved by Paul Engeriser, F.S.A., and are included in reliance upon his opinion as to their reasonableness.

FINANCIAL INFORMATION

Financial statements for the Variable Account are not included herein because, as of the date of this Prospectus, sales of the Contracts had not commenced and the Variable Account therefore had no assets. The financial statements for the Company appear below beginning on page F-1 of this prospectus and should be considered as bearing only on the ability of the Company to fulfill its obligations under the Contracts. They do not relate to the investment performance of the Variable Account.

YEAR 2000

The Company is heavily dependent upon complex computer systems for all phases of its operations, including customer service, and policy and contract administration. Since many of the Company's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed, remediated or replaced, ("Year 2000 Issue"). The Company believes that many of its counterparties and suppliers also have Year 2000 Issues which could affect the Company. In 1995, Allstate commenced a plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies include normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant. The plan also includes the Company actively working with its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to them. The Company presently believes that it will resolve the Year 2000 Issue in a timely manner, and the financial impact will not materially affect its results of operations, liquidity or financial position. Year 2000 costs are and will be expensed as incurred.

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
GLENBROOK LIFE AND ANNUITY COMPANY:

We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company (the "Company") as of December 31, 1997 and 1996, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1997. Our audits also included Schedule IV - Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV - Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




/s/ Deloitte & Touche LLP

Chicago, Illinois
February 20, 1998

                       GLENBROOK LIFE AND ANNUITY COMPANY
                        STATEMENTS OF FINANCIAL POSITION

                                                                                            December 31,
                                                                                            ------------
      ($ in thousands)                                                             1997                     1996
                                                                                ----------               ---------
      ASSETS
      Investments
         Fixed income securities, at fair value
           (amortized cost $81,369 and $46,925)                                 $        86,243         $        49,389
         Short-term                                                                       4,231                   1,287
                                                                                ---------------         ---------------
         Total investments                                                               90,474                  50,676

      Reinsurance recoverable from Allstate Life Insurance
         Company                                                                      2,637,983               2,060,419
      Net receivable from affiliates                                                          -                  18,963
      Other assets                                                                        2,549                   2,049
      Separate Accounts                                                                 620,535                 272,420
                                                                                ---------------         ---------------
               Total assets                                                     $     3,351,541         $     2,404,527
                                                                                ===============         ===============

      LIABILITIES
      Contractholder funds                                                      $     2,637,983         $     2,060,419
      Income taxes payable                                                                  609                     410
      Deferred income taxes                                                               1,772                   1,528
      Net payable to affiliates                                                           2,698                       -
      Separate Accounts                                                                 620,535                 260,290
                                                                                ---------------         ---------------
              Total liabilities                                                       3,263,597               2,322,647
                                                                                ===============         ===============

      SHAREHOLDER'S EQUITY
      Common stock, $500 par value, 4,200 shares
         authorized, issued, and outstanding                                              2,100                   2,100
      Additional capital paid-in                                                         69,641                  69,641
      Unrealized net capital gains                                                        3,168                   2,790
      Retained income                                                                    13,035                   7,349
                                                                                ---------------         ---------------
              Total shareholder's equity                                                 87,944                  81,880
                                                                                ---------------         ---------------
              Total liabilities and shareholder's equity                        $     3,351,541         $     2,404,527
                                                                                ===============         ===============


      See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF OPERATIONS

                                                                                     Year Ended December 31,
                                                                                     -----------------------
($ in thousands)                                                            1997              1996             1995
                                                                       ----------------  ---------------  ----------------
REVENUES
Net investment income                                                  $          5,304  $         3,774  $          3,996
Realized capital gains and losses                                                 3,460                -               459
                                                                       ----------------  ---------------  ----------------

INCOME BEFORE INCOME TAX EXPENSE                                                  8,764            3,774             4,455
INCOME TAX EXPENSE                                                                3,078            1,339             1,576
                                                                       ----------------  ---------------  ----------------

NET INCOME                                                             $          5,686  $         2,435  $          2,879
                                                                       ================  ===============  ================


See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                                              Year Ended December 31,
                                                                              -----------------------
     ($ in thousands)                                             1997                  1996                 1995
                                                              ---------------      ---------------       ---------------

     COMMON STOCK                                             $         2,100      $         2,100       $         2,100
                                                              ---------------      ---------------       ---------------

     ADDITIONAL CAPITAL PAID-IN
     Balance, beginning of year                                        69,641               49,641                49,641
     Capital contributions                                                  -               20,000                     -
                                                              ---------------      ---------------       ---------------
     Balance, end of year                                              69,641               69,641                49,641
                                                              ---------------      ---------------       ---------------

     UNREALIZED NET CAPITAL GAINS
     Balance, beginning of year                                         2,790                3,357                (1,118)
     Net change                                                           378                 (567)                4,475
                                                              ---------------      ---------------       ---------------
     Balance, end of year                                               3,168                2,790                 3,357
                                                              ---------------      ---------------       ---------------

     RETAINED INCOME
     Balance, beginning of year                                         7,349                4,914                 2,035
     Net income                                                         5,686                2,435                 2,879
                                                              ---------------      ---------------       ---------------
     Balance, end of year                                              13,035                7,349                 4,914
                                                              ---------------      ---------------       ---------------
          Total shareholder's equity                          $        87,944      $        81,880       $        60,012
                                                              ===============      ===============       ===============



   See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF CASH FLOWS



                                                                                    Year Ended December 31,
                                                                                    -----------------------
     ($ in thousands)                                                        1997             1996                1995
                                                                        ------------      ------------       ------------

     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                         $      5,686      $      2,435       $      2,879
     Adjustments to reconcile net income to net cash
        provided by operating activities
           Depreciation, amortization and other non-cash
            items                                                                 29                 -                  -
           Realized capital gains and losses                                  (3,460)                -               (459)
           Change in deferred income taxes                                        41                 4                (39)
           Changes in other operating assets and liabilities                   1,160              (510)             1,217
                                                                        ------------      ------------       ------------
             Net cash provided by operating activities                         3,456             1,929              3,598
                                                                        ------------      ------------       ------------


     CASH FLOWS FROM INVESTING ACTIVITIES
     Fixed income securities
        Proceeds from sales                                                    1,405                 -              7,836
        Investment collections                                                14,217             2,891              1,568
        Investment purchases                                                 (50,115)           (5,667)            (1,491)
     Participation in Separate Accounts                                       13,981              (232)           (10,069)
     Change in short-term investments, net                                    (2,944)              815             (1,178)
                                                                        ------------      ------------       ------------
             Net cash used in investing activities                           (23,456)           (2,193)            (3,334)
                                                                        ------------      ------------       ------------

     CASH FLOWS FROM FINANCING ACTIVITIES
     Capital contribution                                                     20,000                 -                  -
                                                                        ------------      ------------       ------------
             Net cash provided by financing activities                        20,000                 -                  -
                                                                        ------------      ------------       ------------

     NET (DECREASE) INCREASE IN CASH                                               -              (264)               264
     CASH AT BEGINNING OF YEAR                                                     -               264                  -
                                                                        ------------      ------------       ------------
     CASH AT END OF YEAR                                                $          -      $          -       $        264
                                                                        ============      ============       ============

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION Noncash financing activity:
         Capital contribution receivable from
            Allstate Life Insurance Company                             $          -      $     20,000       $          -
                                                                        ============      ============       ============



See notes to financial statements.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)


1.   General

Basis of presentation
The accompanying financial statements include the accounts of Glenbrook Life and Annuity Company (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

To conform with the 1997 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

Nature of operations
The Company markets life insurance and annuity products in the United States through banks and broker-dealers. Life insurance includes both interest-sensitive and variable life insurance products. Annuities include deferred annuities, such as variable annuities and fixed rate flexible premium annuities. The Company has entered into exclusive distribution arrangements with management investment companies to market its variable annuity contracts.

Annuity contracts and life insurance policies issued by the Company are subject to discretionary withdrawal or surrender by customers, subject to applicable surrender charges. These policies and contracts are reinsured with ALIC (see
Note 3), which invests premiums and deposits to provide cash flows that will be used to fund future benefits and expenses. In order to support competitive crediting rates and limit interest rate risk, ALIC, as the Company's reinsurer, adheres to a basic philosophy of matching assets with related liabilities while maintaining adequate liquidity and a prudent and diversified level of credit risk.

The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be new and proposed federal and state regulation and legislation that would allow banks greater participation in the securities and insurance businesses, which will present an increased level of competition for sales of the Company's life and annuity products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

Although the Company currently benefits from agreements with financial services entities who market and distribute its products, consolidation within that industry and specifically, a change in control of those entities with which the Company partners, could affect the Company's sales.

Enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; (2) increasing competition in capital markets; and (3) reopening stock/mutual company disagreements related to such issues as taxation disparity between mutual and stock insurance companies.

The Company is authorized to sell life and annuity products in all states except New York, as well as in the District of Columbia. The Company is also authorized to sell variable annuities in Puerto Rico. The top geographic locations for statutory premiums and deposits earned by the Company are Florida, Pennsylvania, California, Texas and Michigan for the year ended December 31, 1997. No other jurisdiction accounted for more than 5% of statutory premiums and deposits. All premiums and contract charges are ceded to ALIC under reinsurance agreements.


2.   Summary of Significant Accounting Policies

Investments
Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ( "available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses. Short-term investments are carried at cost which approximates fair value.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

Reinsurance

The Company and ALIC  entered into a  reinsurance  agreement  effective  June 5,
1992. All business issued subsequent to that date is ceded to ALIC. Life insurance in force prior to that date is ceded to non-affiliated reinsurers. Contract charges, credited interest, policy benefits and certain expenses are ceded to ALIC and reflected net of such cessions in the statements of operations. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreements. Reinsurance recoverable and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

Recognition of premium revenue and contract charges

Revenues on interest-sensitive life insurance policies are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance.

Income taxes

The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates, and reflect the impact of reinsurance agreements. Deferred income taxes arise primarily from unrealized capital gains and losses on fixed income securities carried at fair value.

Separate Accounts

The Company issues flexible premium deferred variable annuity contracts and single premium variable life policies, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Glenbrook Life and Annuity Company Variable Annuity Account, Glenbrook Life and Annuity Company Separate Account A, Glenbrook Life Multi-Manager Variable Account and Glenbrook Life Variable Life Separate Account A, unit investment trusts registered with the Securities and Exchange Commission).

Assets of the Separate Accounts, including the Company's ownership interest ("Participation"), are carried at fair value. Unrealized gains and losses on the Company's Participation, net of deferred income taxes, are shown as a component of shareholder's equity. Investment income and realized capital gains and losses arising from the Participation are included in the Company's statements of operations. The Company liquidated its Participation during 1997, resulting in a realized capital gain of $3,515. At December 31, 1996, the Participation amounted to $12,130.

Investment income and realized capital gains and losses of the Separate Accounts, other than the portion related to the Participation, accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administrative fees, mortality and expense risk charges, cost of insurance charges and tax expense charges, all of which are ceded to ALIC.

Contractholder funds

Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most annuities and universal life policies. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the customer less withdrawals, mortality charges and administrative expenses. During 1997, credited interest rates on contractholder funds ranged from 3.55% to 7.45% for those contracts with fixed interest rates and from 3.70% to 7.85% for those with flexible rates.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

3.   Related Party Transactions

Reinsurance

Contract charges ceded to ALIC were $11,641, $4,254 and $1,523 in 1997, 1996 and 1995, respectively. Credited interest, policy benefits and expenses ceded to ALIC amounted to $179,954, $113,703 and $71,905 in 1997, 1996 and 1995,
respectively.   Investment   income   earned  on  the   assets   which   support
contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of reinsurance agreements.

Business operations

The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $5,959, $759 and $348 in 1997, 1996 and 1995, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.

Laughlin Group

Laughlin Group,  Inc.  ("Laughlin")  is an indirect  wholly owned  subsidiary of
ALIC. Laughlin markets certain of the Company's flexible premium deferred variable annuity contracts and flexible premium deferred fixed annuity contracts. Sales commissions paid to Laughlin, for which the related cost was ceded to ALIC, were $945 and $8,623 during 1997 and 1996, respectively. The Company had a receivable of $850 from Laughlin at December 31, 1996, which is included in net receivable from affiliates in the statements of financial position.

4.   Investments

Fair values
The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                                         Gross Unrealized
                                                                         ----------------
                                                    Amortized                                         Fair
                                                      Cost           Gains          Losses            Value
                                                    ---------        -----          ------            -----

    At December 31, 1997
       U.S. government and agencies                   $ 24,419         $ 2,961      $       -        $ 27,380
       Municipal                                           656              17              -             673
       Corporate                                        25,476             840              -          26,316
       Mortgage-backed securities                       30,818           1,056              -          31,874
                                                      --------         -------      ---------        --------
         Total fixed income securities                $ 81,369         $ 4,874      $       -        $ 86,243
                                                      ========         =======      =========        ========

     At December 31, 1996
       U.S. government and agencies                   $ 24,265         $ 1,722      $      (3)       $ 25,984
       Corporate                                         6,970              96            (15)          7,051
       Mortgage-backed securities                       15,690             664              -          16,354
                                                      --------         -------      ---------        --------
         Total fixed income securities                $ 46,925         $ 2,482      $     (18)       $ 49,389
                                                      ========         =======      =========        ========


                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

Scheduled maturities
The scheduled maturities for fixed income securities are as follows at December 31, 1997:

                                                                                Amortized           Fair
                                                                                   Cost             Value
                                                                                ---------           -----

     Due in one year or less                                                    $       400     $        400
     Due after one year through five years                                            3,838            3,877
     Due after five years through ten years                                          33,245           35,102
     Due after ten years                                                             13,068           14,990
                                                                                -----------     ------------
                                                                                     50,551           54,369
     Mortgage-backed securities                                                      30,818           31,874
                                                                                -----------     ------------
        Total                                                                   $    81,369     $     86,243
                                                                                ===========     ============


Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

Net investment income

    Year Ended December 31,                                        1997              1996             1995
    -----------------------                                        ----              ----             ----

    Fixed income securities                                  $        5,014   $        3,478    $        3,850
    Short-term investments                                              231              126               113
    Participation in Separate Accounts                                  161              232                69
                                                             --------------   --------------    --------------
         Investment income, before expense                            5,406            3,836             4,032
         Investment expense                                             102               62                36
                                                             --------------   --------------    --------------
    Net investment income                                    $        5,304   $        3,774    $        3,996
                                                             ==============   ==============    ==============

Realized capital gains and losses

     Year Ended December 31,                                      1997              1996             1995
     -----------------------                                      ----              ----             ----

     Fixed income securities                                 $         (61)   $           -     $         459
     Short-term investments                                              6                -                 -
     Participation in Separate Accounts                              3,515                -                 -
                                                             -------------    -------------     -------------
         Realized capital gains and losses                           3,460                -               459
         Income taxes                                               (1,211)               -              (161)
                                                             -------------    -------------     -------------
         Realized capital gains and losses,
            after tax                                        $       2,249    $           -     $         298
                                                             =============    =============     =============

Excluding calls and prepayments, gross losses of $61 and gross gains of $459 were realized on sales of fixed income securities during 1997 and 1995, respectively.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)


Unrealized net capital gains
Unrealized   net  capital   gains  on  fixed  income   securities   included  in
shareholder's equity at December 31, 1997 are as follows:

                                                                Cost/                            Unrealized
                                                              Amortized           Fair              Net
                                                                 Cost             Value            Gains
                                                              ---------           -----          -----------

Fixed income securities                                        $ 81,369         $ 86,243           $ 4,874
Deferred income taxes                                          ========         ========            (1,706)
                                                                                                   -------
Unrealized net capital gains                                                                       $ 3,168
                                                                                                   =======


Change in unrealized net capital gains

Year Ended December 31,                                     1997              1996             1995
-----------------------                                     ----              ----             ----

Fixed income securities                                 $       2,410    $      (2,239)    $       6,423
Participation in Separate Accounts                             (1,829)           1,368               461
Deferred income taxes                                            (203)             304            (2,409)
                                                        -------------    -------------     -------------
Increase (decrease)  in unrealized net capital gains    $         378    $        (567)    $       4,475
                                                        =============    ==============    =============

Securities on deposit
At December 31, 1997, fixed income securities with a carrying value of $10,108 were on deposit with regulatory authorities as required by law.


5.    Financial Instruments

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions.
Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including reinsurance recoverable) and liabilities (including deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, such as accrued investment income, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)


Financial assets
The carrying value and fair value of financial assets at December 31, are as follows:

                                                       1997                                1996
                                                       ----                                ----
                                         Carrying               Fair         Carrying              Fair
                                          Value                 Value         Value                Value
                                         --------               -----        --------              -----

Fixed income securities                $        86,243  $        86,243   $        49,389   $        49,389
Short-term investments                           4,231            4,231             1,287             1,287
Separate Accounts                              620,535          620,535           272,420           272,420


Fair values for fixed income securities are based on quoted market prices. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value.

Separate Accounts assets are carried in the statements of financial position at fair value.

Financial liabilities
The carrying value and fair value of financial liabilities at December 31, are as follows:

                                                     1997                                1996
                                                     ----                                ----
                                       Carrying               Fair         Carrying                Fair
                                         Value                Value          Value                 Value
                                       --------               -----        --------                -----
Contractholder funds on
     investment contracts              $     2,636,331  $     2,492,095   $     2,059,642   $     1,949,329
Separate Accounts                              620,535          620,535           260,290           260,290


The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Accounts liabilities are carried at the fair value of the underlying assets.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)

6.  Income Taxes

For 1996 and 1995, the Company filed a separate federal income tax return. The Company will join the Corporation and its other eligible domestic subsidiaries in the filing of a consolidated federal income tax return (the "Allstate Group") for 1997 and is party to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company paid to or received from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this results in the Company's annual income tax provision being computed, with adjustments, as if the Company filed a separate return.

Prior to the Distribution, the Corporation and all of its eligible domestic subsidiaries, including the Company, joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Sears Tax Sharing Agreement"). Under the Sears Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Allstate Group filed a separate consolidated return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Sears Tax Sharing Agreement.

The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Sears Tax Sharing Agreement with respect to the Allstate Group's federal income tax liability.

The components of the deferred income tax liability at December 31, are as follows:

                                                                                     1997            1996
                                                                                     ----            ----

    Unrealized net capital gains on fixed income securities                     $       1,706   $       1,503
    Difference in tax bases of investments                                                 66              25
                                                                                -------------   -------------
       Total deferred liability                                                 $       1,772   $       1,528
                                                                                =============   =============

                    GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ in thousands)

The components of income tax expense for the year ended December 31, are as follows:

                                                                1997              1996             1995
                                                                ----              ----             ----

    Current                                                      $ 3,037           $ 1,335          $ 1,615
    Deferred                                                          41                 4              (39)
                                                                 -------           -------          -------
       Total income tax expense                                  $ 3,078           $ 1,339          $ 1,576
                                                                 =======           =======          =======

The Company paid income taxes of $2,839, $2,446 and $866 in 1997, 1996 and 1995, respectively.

A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

                                                               1997              1996             1995
                                                               ----              ----             ----
    Statutory federal income tax rate                          35.0%             35.0%            35.0%
    Other                                                        .1                .5               .4
                                                               ----              ----             ----
    Effective federal income tax rate                          35.1%             35.5%            35.4%
                                                               ====              ====             ====

                      GLENBROOK LIFE AND ANNUITY COMPANY
                        NOTES TO FINANCIAL STATEMENTS
                               ($ in thousands)


7.   Statutory Financial Information

The following tables reconcile net income for the year ended December 31, and shareholder's equity at December 31, as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                                                  Net Income
                                                                                  ----------
                                                                    1997             1996              1995
                                                                    ----             ----              ----


Balance per generally accepted accounting principles            $     5,686       $      2,435      $      2,879
       Deferred income taxes                                             41                  4               (39)
       Unrealized gain on participation in
          Separate Accounts                                          (1,829)             1,368                 -
       Statutory investment reserves                                     93                 35              (279)
       Other                                                           (354)               (85)              108
                                                                -----------       ------------      ------------
Balance per statutory accounting practices                      $     3,637       $      3,757      $      2,669
                                                                ===========       ============      ============

                                                                                       Shareholder's Equity
                                                                                       --------------------
                                                                                      1997                1996
                                                                                      ----                ----


Balance per generally accepted accounting principles                              $   87,944         $     81,880
       Deferred income taxes                                                           1,772                1,528
       Unrealized gain/loss on fixed income securities                                (4,874)              (2,464)
       Non-admitted assets                                                               (86)                (850)
       Statutory investment reserves                                                     958               (2,282)
       Other                                                                          (3,114)              (2,118)
                                                                                  ----------         ------------
Balance per statutory accounting practices                                        $   82,600         $     75,694
                                                                                  ==========         ============

Permitted statutory accounting practices
The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus, statutory net income or risk-based capital.

Final approval of the NAIC's proposed "Comprehensive Guide" on statutory accounting principles is expected in early 1998. The requirements may be effective as early as January 1, 1999, and are not expected to have a material impact on statutory surplus of the Company.


Dividends
The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1998 without prior approval of the Illinois Department of Insurance is $8,050.

                                    GLENBROOK LIFE AND ANNUITY COMPANY
                                         SCHEDULE IV--REINSURANCE
                                             ($ in thousands)





                                                    Gross                                        Net
Year Ended December 31, 1997                       amount                Ceded                 amount
----------------------------                     ---------            ------------            --------

Life insurance in force                      $            4,095   $            4,095   $                -
                                             ==================   ==================   ==================

Premiums and contract charges:
         Life and annuities                  $           11,641   $           11,641   $                -
                                             ==================   ==================   ==================


                                                    Gross                                        Net
Year Ended December 31, 1996                       amount                Ceded                 amount
----------------------------                     ---------            ------------            --------

Life insurance in force                      $            2,436   $            2,436   $                -
                                             ==================   ==================   ==================

Premiums and contract charges:
         Life and annuities                  $            4,254   $            4,254   $                -
                                             ==================   ===================  ==================


                                                    Gross                                        Net
Year Ended December 31, 1995                       amount                Ceded                 amount
----------------------------                     ---------            ------------            --------

Life insurance in force                      $            1,250   $            1,250   $                -
                                             ==================   ==================   ==================

Premiums and contract charges:
         Life and annuities                  $            6,571   $            6,571   $                -
                                             ==================   ==================   ==================
